Filed Pursuant to Rule 424(b)(3)

Registration No. 333-168129

CNL HEALTHCARE TRUST, INC.

SUPPLEMENT NO. 1

DATED OCTOBER 4, 2012

TO

PROSPECTUS DATED MARCH 12, 2012

This Supplement No. 1 (the “Supplement”) should be read in conjunction with the prospectus of CNL Healthcare Trust, Inc. dated March 12, 2012, and the additional information incorporated by reference herein and described under the heading “Incorporation of Certain Information By Reference.” This Supplement replaces all prior stickers and supplements to the prospectus. Unless otherwise defined herein, capitalized terms used have the same meanings as in the prospectus. The terms “we,” “our,” “us” and the “Company” means CNL Healthcare Trust, Inc., CHT Partners, LP, a wholly-owned subsidiary and our operating partnership, and/or our other subsidiaries or affiliates. The purpose of this Supplement is to update and amend certain information contained in the prospectus.

TABLE OF CONTENTS

	Supplement Page No.	Prospectus – Related Section/Page No.
Cover Page	2	Cover Page
PROSPECTUS SUMMARY	2	1
Recent Developments	2	1
Our Sponsor, Our Advisor and Our Property Manager	2	2
Borrowings	3	4
Risk Factors	3	4
Our Conflicts of Interest	3, 4	7, 9
Compensation of Our Advisor and Affiliates	4	12
Our Offering	5	15
Our Distribution Policy	5	17
Our Distribution Reinvestment Plan	5	17
RISK FACTORS	5, 6, 7, 8	19, 23, 26, 29
MANAGEMENT COMPENSATION	8	63
CONFLICTS OF INTEREST	9	68, 70
BUSINESS	9, 15, 18	78, 81, 82, 91
PRIOR PERFORMANCE SUMMARY	19	101
SELECTED FINANCIAL DATA	23	105
MANAGEMENT	25	108
SECURITY OWNERSHIP	29	114
THE ADVISOR AND THE ADVISORY AGREEMENT	30	115, 125
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	32, 33	128, 129
DISTRIBUTION POLICY	34	138
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	36	183
EXPERTS	37	184

COVER PAGE

The following is added to the beginning of the fourth bullet point on the Cover Page of the Prospectus.

Because we are in the early stages of our operations with a limited operating history, we have paid 100% of our distributions from the net proceeds of this offering.

PROSPECTUS SUMMARY

Recent Developments

The following is an addition to the section entitled “PROSPECTUS SUMMARY – Recent Developments,” at page 1 of the prospectus.

Sunrise Joint Venture

On June 29, 2012, we acquired a 55% ownership interest in seven senior housing properties collectively valued at $226.1 million (the “Sunrise Communities”), through a joint venture with Sunrise Senior Living, Inc. (the “Sunrise Joint Venture”). The Sunrise Communities feature 687 residential units comprised of 129 independent living units, 374 assisted living units and 184 memory-care units. See “BUSINESS – Properties – The Sunrise Joint Venture,” and “BUSINESS – Borrowings—The Sunrise Joint Venture” for further information.

HarborChase Development Project

On August 29, 2012, we agreed to invest $21.7 million for the acquisition of a 5.03-acre tract of land located in Florida and construction and development of a senior living facility (the “HarborChase Community”), and entered into agreements with Harbor Retirement Associates, LLC and its affiliates to develop and manage the facility. The HarborChase Community will feature 96 residential units comprised of 66 assisted living units and 30 memory-care units. See “BUSINESS – Properties – The HarborChase Development Project,” and “BUSINESS – Borrowings—The HarborChase Development Project” for further information.

Windsor Manor Joint Venture

On August 31, 2012, we acquired a 75% interest in a joint venture with HRGreen, Inc. (the “Windsor Manor Joint Venture”), which owns three senior housing properties located in Iowa, collectively valued at $18.8 million (the “Windsor Manor Communities”). The Windsor Manor Communities feature 122 residential units comprised of 94 assisted living units and 28 memory-care units. See “BUSINESS – Properties – The Windsor Manor Joint Venture,” and “BUSINESS – Borrowings—The Windsor Manor Joint Venture” for further information.

Our Sponsor, Our Advisor and Our Property Manager

The following supersedes and replaces in its entirety the fourth full paragraph on page 2 of the prospectus, under the section heading “PROSPECTUS SUMMARY – Our Sponsor, Our Advisor and Our Property Manager.”

Our properties will be managed under an amended and restated property management agreement dated June 28, 2012 between us and our property manager, CNL Healthcare Manager Corp., a Florida corporation formed in July 2010, and an affiliate of CNL and our advisor. Our property manager is responsible for managing and leasing our commercial real estate investments. The term of the property management agreement is for six years from June 8, 2011, the date of our original property management agreement, and may be renewed for six successive one-year terms. Our property manager will receive Property Management Fees for management of our properties of 2% of annual gross revenues for single tenant properties, and 4% of annual gross revenues for multi-tenant properties. In addition, if we contract directly with a third-party property manager for management of a property, our property manager may receive an oversight fee of up to 1% of annual gross revenues of the property for oversight of the management of the property; provided, however, that in no event will our property manager receive both a Property Management Fee and an oversight fee for the same property.

Borrowings

The following is an addition to the information under the section heading “PROSPECTUS SUMMARY – Borrowings,” on page 4 of the prospectus.

On June 29, 2012, in connection with the financing of our acquisition of the Sunrise Communities, we entered into an agreement providing for a mezzanine loan in the original aggregate principal amount of $40.0 million. Also on June 29, 2012, the Sunrise Joint Venture obtained $125 million in debt financing from The Prudential Insurance Company of America (“Prudential”), which was used in part to satisfy indebtedness on some of the facilities from lenders other than Prudential. On June 29, 2012, we entered into a separate agreement with Prudential where as a condition precedent to Prudential consenting to the mezzanine loan, we agreed to repay the mezzanine loan within 12 months to the extent certain conditions are met. See “Business – Borrowings – The Sunrise Joint Venture” for further information on these loans.

On August 29, 2012, we entered into a loan agreement in an aggregate principal amount of approximately $17.3 million with Synovus Bank to finance the acquisition of the land and the construction and development of the HarborChase Community (the “HarborChase Loan”). See “Business – Borrowings – The HarborChase Development Project” for further information on this loan.

On August 31, 2012, we entered into long-term loans in the aggregate principal amount of approximately $55.2 million with KeyCorp Real Estate Capital Markets, Inc. The proceeds of the loan were used to repay approximately $49.9 million remaining on a one-year bridge loan facility obtained in February 2012 in connection with the acquisition of the Primrose Communities. See “Business – Borrowings – The Primrose Communities” for further information on this new loan.

On August 31, 2012, to assist in financing the acquisition of the Windsor Manor Communities, the Windsor Manor Joint Venture entered into a bridge loan facility of approximately $12.4 million from KeyBank National Association, with long-term agency debt anticipated to follow. See “Business – Borrowings – The Windsor Manor Joint Venture” for further information on this loan.

Risk Factors

The following is an addition to the risk factor information under the section heading “PROSPECTUS SUMMARY – Risk Factors,” which begins at page 4 of the prospectus.

•

Pursuant to Financial Industry Regulatory Authority (“FINRA”) Rule 2310, no later than 18 months after the last sale in our offering of common stock (including any follow-on offering), we will be required to disclose an estimated per share value that is not based solely on the offering price of our shares. There is no guarantee that such valuation will equal or exceed, or not be substantially less than, the offering price.

•

FINRA’s proposed amendment Rule 2340 would require, among other things, that per share estimated values of non-traded REITs be reported on customer account statements. Any significant changes to Rule 2340 could have a material impact on the timing of when we initially publish our per share value, which could impact the price at which our shares are offered and our ability to raise capital.

Our Conflicts of Interest

The following supersedes and replaces in full the first bulleted paragraph on page 7 of the prospectus, under the section heading “PROSPECTUS SUMMARY – Our Conflicts of Interest.”

•

Members of our board of directors, our executive officers, and the executive officers of our advisor will allocate their time between us and the other programs sponsored by CNL and our sponsor, and other activities in which they are involved, which will limit the amount of time they spend on our business matters. In addition, CNL has one, and our sponsor has two, other public, non-traded, active real estate investment programs which have investment objectives similar to ours. We have the same executive officers as CNL Lifestyle Properties, Inc., and one of our independent directors also serves on the board of directors of CNL Lifestyle Properties, Inc. Additionally, our advisor and the advisor to CNL Lifestyle Properties, Inc. have in common the same managers, executive officers and investment committee members. All of these individuals will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which could be substantially less than their full time. It is also intended that the managers of our advisor (who are not executive officers of our advisor) and the investment committee members of our advisor will devote the time necessary to fulfill their respective duties to us and our advisor.

The following supersedes and replaces in full the last paragraph on page 9 of the prospectus under the section heading “PROSPECTUS SUMMARY – Our Conflicts of Interest.”

James M. Seneff, Jr. serves as chairman of our board of directors. In addition, Mr. Seneff serves as a director and/or an officer of various CNL entities affiliated with CNL Financial Group, LLC, including our advisor, our managing dealer, two other real estate investment trusts sponsored by our sponsor, Global Growth Trust, Inc. and Global Income Trust Inc. and one other real estate investment trust sponsored by an affiliate of our sponsor, CNL Lifestyle Properties, Inc.

Compensation of Our Advisor and Affiliates

The following supersedes and replaces in full the paragraph in the table entitled “Property and construction management fees payable to our property manager,” at page 12 of the prospectus, which appears under the prospectus section heading “PROSPECTUS SUMMARY – Compensation of our Advisor and Affiliates.”

Property and construction management fees and reimbursements payable to our property manager

We will pay to our property manager a property management fee of (a) 2% of annual gross rental revenues from our single tenant properties, and (b) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a property management fee and an oversight fee to our property manager with respect to the same property. The property management fee or, as applicable, the oversight fee will be paid to our property manager on a monthly basis. We or our subsidiary property owners also will pay to our property manager a construction management fee equal to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects. We will reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses will include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries and other employee-related expenses of its employees and subcontractors.

Amount is not determinable at this time

Our Offering

The following replaces in its entirety the first full paragraph under the section “PROSPECTUS SUMMARY – Our Offering,” which appears at page 15 of the prospectus.

We commenced our initial public offering on June 27, 2011. As of October 5, 2011, we had received and accepted investors’ subscriptions in excess of the minimum offering proceeds of $2.0 million and commenced operations. As of August 9, 2012, we had received and accepted aggregate subscription proceeds of approximately $100.8 million, for approximately 10.1 million shares of our common stock. Approximately 274.8 million shares remained available for sale in our primary offering, and approximately 15 million shares remain available for issuance under our Distribution Reinvestment Plan as of such date. We reserve the right to reallocate the offered shares between the primary offering and the Distribution Reinvestment Plan.

The foregoing subscription proceeds and shares include approximately $0.4 million for 47,228 shares received and issued in connection with our Dividend Reinvestment Plan, and do not include (i) 22,222 shares purchased by our advisor prior to the commencement of the offering for $200,000, or (ii) approximately 61,111 shares issued as of June 30, 2012 to our stockholders as stock distributions.

Our Distribution Policy

The following supersedes and replaces in its entirety the first paragraph at the top of page 17 of the prospectus, under the section entitled “PROSPECTUS SUMMARY – Our Distribution Policy.”

As of June 30, 2012, we declared and paid cash distributions of $816,355, and issued approximately 61,111 shares of common stock as stock distributions. In addition, on July 1, 2012, August 1, 2012, and September 1, 2012, our board of directors declared monthly cash distributions of $0.03333 and monthly stock distributions of 0.002500 shares on each outstanding share of common stock. These distributions are to be paid and distributed by September 30, 2012.

Our Distribution Reinvestment Plan

The following supersedes and replaces in full the sole paragraph under the section entitled “PROSPECTUS SUMMARY – Our Distribution Reinvestment Plan,” which appears at page 17 of the prospectus.

We have adopted a distribution reinvestment plan that will allow our stockholders to have the full amount of their distributions reinvested in additional shares of common stock that may be available. We have designated 5% of the shares in this offering as shares issuable pursuant to our distribution reinvestment plan for this purpose. As of August 9, 2012, we have issued approximately 47,228 shares of common stock pursuant to our distribution reinvestment plan.

RISK FACTORS

The following two new risk factors are added to the section entitled “RISK FACTORS – Offering Related Risks,” which begins at page 19 of the prospectus.

We have not had sufficient cash available from operations to pay distributions, and, therefore, we have paid distributions from the net proceeds of our offering. We may continue to pay distributions from sources other than our cash flow from operations, or funds from operations, and any such distributions may reduce the amount of cash we ultimately invest in assets, negatively impact the value of our stockholders’ investment and be dilutive to our stockholders.

We expect to generate little, if any, cash flow from operations or funds from operations until we make substantial investments. Our organizational documents permit us to make distributions from any source, such as from the proceeds of our offering or other offerings, cash advances to us by our advisor, cash resulting from a deferral or waiver of asset management fees or expense reimbursements, and borrowings, which may be unsecured or secured by our assets, in anticipation of future net operating cash flow. Accordingly, until such time as we are generating operating cash flow or funds from operations, we may determine not to pay distributions or to pay all or a portion of our distributions from sources other than net operating cash flows. We have not established any limit on the extent to which we may use alternate sources, including borrowings or proceedings of this offering, to pay distributions. Commencing in the fourth fiscal quarter of 2011, we have made cash distributions from offering proceeds, which is dilutive to our stockholders. To the extent we make cash distributions, or a portion thereof, from sources other than operating cash flow or funds from operations, we will have less capital available to invest in properties and other real estate-related assets, the book value per share may decline, and there will be no assurance that we will be able to sustain distributions at that level. Further, distributions that exceed cash flow from operations or funds from operations may not be sustainable. If offering proceeds are used to fund distributions, earlier investors may benefit from the investments made with funds raised later in this offering, while later investors may not benefit from all of the net offering proceeds raised from earlier investors. As we have not had any distributable earnings, or current or accumulated earnings and profits since inception, one hundred percent (100%) of the distributions paid to stockholders for the year ended December 31, 2011 and the six months ended June 30, 2012 were made from offering proceeds.

The interest of later investors in our common stock will be diluted as a result of our stock distribution policy.

We declare and pay distributions in cash and stock. We do not currently intend to change our $10.00 per share public offering price. Therefore, investors who purchase our shares early in our offering, as compared with later investors, will receive more shares for the same cash investment as a result of this stock distribution policy. Because they own more shares, upon a sale or liquidation of our Company, these early investors will receive more sales proceeds or liquidating distributions relative to their invested capital compared to later investors. Unless our assets appreciate in an amount sufficient to offset the dilutive effect of the prior stock distributions, the net asset value per share could be less than the public offering price paid for the share. Because of the ongoing stock distribution, the value of shares held by a later investor purchasing our stock will be below the value of shares held by an earlier investor, even if each initially acquired the same amount of shares at the same public offering price, because the earlier investor would have received a greater number of stock distribution shares. This distribution policy will continue until terminated or amended by our board of directors.

The following supersedes and replaces in its entirety the fourth risk factor under the section entitled “RISK FACTORS – Company Related Risks,” which risk factor appears at page 23 of the prospectus.

Because we rely on affiliates of CNL for advisory, property management and managing dealer services, if these affiliates or their executive officers and other key personnel are unable to meet their obligations to us, we may be required to find alternative providers of these services, which could disrupt our business.

CNL, through one or more of its affiliates or subsidiaries, owns and controls our advisor and property manager, as well as CNL Securities Corp., the managing dealer of this offering. In the event that any of these affiliates are unable to meet their obligations to us, we might be required to find alternative service providers, which could disrupt our business by causing delays and/or increasing our costs.

Further, our success depends to a significant degree upon the contributions of James M. Seneff, Jr., our chairman, Thomas K. Sittema, our vice chairman, Stephen H. Mauldin, our chief executive officer and president, and Joseph T. Johnson, our chief financial officer and treasurer, each of whom would be difficult to replace. If any of these key personnel were to cease their affiliation with us or our affiliates, we may be unable to find suitable replacement personnel, and our operating results could suffer as a result. All of our executive officers and the executive officers of our advisor are also executive officers of CNL Lifestyle Properties, Inc. and its advisor, both of which are affiliates of our advisor. In the event that CNL Lifestyle Properties, Inc. internalizes the management functions provided by its advisor, such executive officers may cease their employment with us and our advisor. In that case, our advisor would need to find and hire an entirely new executive management team. We believe that our future success depends, in large part, upon our advisor’s ability to hire and retain highly skilled managerial, operational and marketing personnel. Competition for such personnel is intense, and our advisor may be unsuccessful in attracting and retaining such skilled personnel. We do not maintain key person life insurance on any of our officers.

The following supersedes and replaces in its entirety the first and second risk factors under the section entitled “RISK FACTORS – Risks Related to Conflicts of Interest and Our Relationships with Our Advisor and Its Affiliates,” which risk factors appear at page 26 of the prospectus.

There may be conflicts of interest because of interlocking boards of directors with affiliated companies.

Two of our directors, James M. Seneff, Jr. and Thomas K. Sittema are also directors of our advisor and other affiliated entities. James M. Seneff, Jr. serves as the chairman of our board and as chairman of the board of directors of our advisor. Thomas K. Sittema serves as the vice chairman of our board of directors and as vice chairman of the board of directors of our advisor. Both Messrs. Seneff and Sittema also concurrently serve as directors of CNL Lifestyle Properties, Inc., an affiliate of our sponsor. In addition, Mr. Seneff serves as the chairman of the board of directors of both Global Growth Trust, Inc. and Global Income Trust, Inc. One of our independent directors, Dr. Douglas, is also a director of CNL Lifestyle Properties, Inc. These directors may experience conflicts of interest because these affiliated entities have similar investment objectives and own or may own assets in several of the asset classes and markets in which we intend to invest. For these reasons, all of these individuals have responsibilities to other companies and will share their time and services among those companies and us, will not devote all of their attention to us, and could take actions that are more favorable to the other companies than to us.

There will be competing demands on our officers and directors, who will not devote all of their attention to us, which could have a material adverse effect on our business and financial condition.

Two of our directors, James M. Seneff, Jr. and Thomas K. Sittema are also directors of our advisor and other affiliated entities and may experience conflicts of interest in managing us because they also have management responsibilities for other companies including companies that may invest in some of the same types of assets in which we may invest. In addition, substantially all of the other companies that they work for are affiliates of us and/or our advisor. One of our independent directors also is an independent director of CNL Lifestyle Properties, Inc., an affiliate of our sponsor. For these reasons, all of these individuals will share their management time and services among those companies and us, and will not devote all of their attention to us and could take actions that are more favorable to the other companies than to us.

In addition, Stephen H. Mauldin, our chief executive officer and president, Joseph T. Johnson, our chief financial officer and treasurer, and our other officers serve as officers of, and devote time to, our advisor and to CNL Lifestyle Properties, Inc., an affiliate of our advisor, which has similar investment objectives and which owns assets in several of the asset classes in which we intend to invest, and our officers may also serve as officers of, and devote time to, other companies which may be affiliated with us in the future. These officers may experience conflicts of interest in managing us because they also have management responsibilities for CNL Lifestyle Properties, Inc. For these reasons, these officers will share their management time and services among CNL Lifestyle Properties, Inc. and us, and will not devote all of their attention to us and could take actions that are more favorable to CNL Lifestyle Properties, Inc. than to us.

The following new risk factors are added to the section entitled “RISK FACTORS – Risks Related to Our Business,” which begins at page 29 of the prospectus.

FINRA Rule Proposals Related to Valuation.

Pursuant to Financial Industry Regulatory Authority (“FINRA”) Rule 2310, no later than 18 months after the last sale in our offering of common stock (including any follow-on offering), we are required to disclose an estimated per share value that is not based solely on the offering price of securities in the offering. There is no guarantee that such estimated per share value will equal or exceed, or not be substantially less than, the per share amount paid by investors in our offering. In addition, in March 2012, FINRA requested public comment through April 11, 2012 on its proposed amendment to the National Association of Securities Dealers (“NASD”) Rule 2340 to require that per share estimated values of non-traded REITs be reported on customer account statements and modify the account statement disclosures that accompany the per share estimated value. Due to the fact that the managing dealer and participating brokers selling our common stock in our offering are subject to FINRA rules and regulations, any significant changes to Rule 2340 could have a material impact on when we initially publish our per share value. In the event we are required to publish such estimated value prior to completion of our offering, including any follow-on offering, if any, such action could impact the price at which our shares are offered and our ability to raise capital through any offerings.

Changes in accounting pronouncements could adversely impact our or our tenants’ reported financial performance.

Accounting policies and methods are fundamental to how we record and report our financial condition and results of operations. From time to time, the Financial Accounting Standards Board and the Commission, entities that create and interpret appropriate accounting standards, may change the financial accounting and reporting standards or their interpretation and application of these standards that govern the preparation of our financial statements. These changes could have a material impact on our reported financial condition and results of operations. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Similarly, these changes could have a material impact on our tenants’ reported financial condition or results of operations and affect their preferences regarding leasing real estate. In such event, tenants may determine not to lease properties from us, or, if applicable, exercise their option to renew their leases with us. This in turn could cause a delay in investing our offering proceeds, make it more difficult for us to enter into leases on terms we find favorable and impact the distributions to stockholders.

Cyber security risks and cyber incidents could adversely affect our business and disrupt operations.

Cyber incidents can result from deliberate attacks or unintentional events. These incidents can include, but are not limited to, gaining unauthorized access to digital systems for purposes of misappropriating assets or sensitive information, corrupting data, or causing operational disruption. The result of these incidents could include, but are not limited to, disrupted operations, misstated financial data, liability for stolen assets or information, increased cyber security protection costs, litigation and reputational damage adversely affecting customer or investor confidence.

MANAGEMENT COMPENSATION

The following information supersedes and replaces in full the paragraph in the table section entitled “Property and Construction Management Fees Payable to our property manager,” which appears at page 63 of the prospectus under the section heading “MANAGEMENT COMPENSATION.”

Property and Construction Management Fees payable to our property manager

We will pay to our property manager a Property Management Fee of (a) 2% of annual gross rental revenues from our single tenant properties, and (b) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a Property Management Fee and an oversight fee to our property manager with respect to the same property. The Property Management Fee or, as applicable, the oversight fee will be paid to our property manager on a monthly basis. We or our subsidiary property owners also will pay to our property manager a Construction Management Fee equal to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects. We will reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses will include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries and other employee-related expenses of its employees and subcontractors.

Amount is not determinable at this time

CONFLICTS OF INTEREST

The following sentence supersedes and replaces entirely the third paragraph under the section entitled “CONFLICTS OF INTEREST—General,” which paragraph appears at page 68 of the prospectus.

General

Thomas K. Sittema serves as a director and/or officer of various CNL entities affiliated with CNL, including our advisor and our managing dealer.

The following paragraph supersedes and replaces in full the paragraph under the section entitled “CONFLICTS OF INTEREST – Competition for Management Time,” which paragraph appears at page 70 of the prospectus.

Competition for Management Time

Messrs. Seneff and Sittema, who are directors of the Company and our advisor, engage in the management of other business entities and properties and in other business activities, including those activities associated with affiliates. In addition, Stephen H. Mauldin, our chief executive officer and president, Joseph T. Johnson, our chief financial officer and treasurer, and other officers of our advisor serve as officers of another program sponsored by our sponsor which invests in and may invest in the future in some of the same types of assets in which we may invest. All of these individuals will devote only as much of their time to our business as they, in their judgment, determine is reasonably required, which could be substantially less than their full time. The amount of time these individuals will devote could be impacted by and commensurate with the level of our operating activity which will be impacted by the amount of funds raised from this offering and the subsequent acquisitions. These individuals may experience conflicts of interest in allocating management time, services, and functions among us and the various entities, investor programs (public or private), and any other business ventures in which any of them are or may become involved.

BUSINESS

Properties

The following replaces in its entirety the information contained in the prospectus under the section “BUSINESS – Properties,” which begins at page 78 of the prospectus.

The Primrose Communities

The following summarizes and highlights selected information regarding the Primrose Communities, and should be read in conjunction with the agreements and other exhibits filed with the Commission on February 28, 2012, and the “Borrowings” section below.

In February 2012, we acquired a 100% fee simple interest in land and related improvements comprising five senior housing communities (each a “Primrose Community” and collectively, the “Primrose Communities”) from affiliates of Primrose Retirement Communities, LLC, (collectively, with its applicable subsidiaries and affiliates, “Primrose”), which is not affiliated with us, for an aggregate purchase price of approximately $84.1 million, excluding closing costs. The Primrose Communities feature a total of 394 residential units consisting of 180 independent living units, 160 assisted living units and 54 villas. The following table lists each of the Primrose Communities, its location, number of units, occupancy rates as of August 31, 2012, dates of construction and square footage.

Facilities	Location	Total Units	Occupancy % as of 08/31/2012	Year Built	Sq. Footage
Primrose Retirement Community of Casper	Casper, WY	88	98.9%	2004	115,880
Primrose Retirement Community of Grand Island	Grand Island, NE	68	92.7%	2005	87,722
Sweetwater Retirement Community	Billings, MT	76	96.1%	2006	99,020
Primrose Retirement Community of Marion	Marion, OH	80	91.3%	2006	106,420
Primrose Retirement Community of Mansfield	Mansfield, OH	82	92.7%	2007	109,452

		394	94.4%

These stabilized assets had an average occupancy rate of 94.4% as of August 31, 2012. There are a number of comparable facilities in the primary market areas for the Primrose Communities with which we may compete. The Primrose Communities are relatively new, all built within the last five to eight years. We have no plans for material renovations or improvements on any of the facilities, and believe each is suitable for its intended purpose. We also believe each facility is adequately covered by insurance.

Each of the Primrose Communities are operated by Primrose under triple-net lease agreements with the Company, with each lease having an initial term of ten years, and two five-year renewal options exercisable at the discretion of Primrose. The aggregate minimum annual rent for the Primrose Communities is approximately $6.7 million in the initial year. The average effective annual rental per unit is approximately $16,900. All of the leases are cross-defaulted among themselves.

Primrose has 23 years of experience managing and operating senior housing properties and currently manages 27 senior housing communities across 13 states.

The following table sets forth our estimated depreciable basis for federal tax purposes in each of the Primrose Communities:

ESTIMATED DEPRECIABLE BASIS OF PRIMROSE COMMUNITIES

Primrose Communities	Estimated Basis
(in millions)
Primrose Retirement Community of Casper	$17.5
Primrose Retirement Community on Grand Island	$13.2
Sweetwater Retirement Community	$15.2
Primrose Retirement Community of Marion	$17.6
Primrose Retirement Community of Mansfield	$18.1

We will calculate the depreciation expense for federal income tax purposes using the straight line method, and anticipate depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

We paid our advisor an aggregate Investment Services Fee of $1,554,925 in connection with the acquisition of the Primrose Communities, which is equal to 1.85% of the purchase price of the Primrose Communities.

The Sunrise Joint Venture

The following summarizes and highlights selected information regarding the Sunrise Joint Venture, and should be read in conjunction with the agreements and other exhibits filed with our Quarterly Report on Form 10-Q for the period ended June 30, 2012, as filed with the Commission on August 14, 2012, and the “Borrowings” section below.

On June 29, 2012, we acquired a 55% interest in a joint venture (hereinafter referred to as, the “Sunrise Joint Venture”), which acquired a 100% fee simple interest in land and related improvements comprising seven senior housing properties for an aggregate purchase price of $226.1 million (each, a “Sunrise Community” and collectively, the “Sunrise Communities”) from affiliates of Sunrise Senior Living Investments, Inc. (individually and collectively, with its applicable subsidiaries and affiliates, “Sunrise”), with whom we are not affiliated. Concurrent with the closing of the acquisition of the Sunrise Communities, the Sunrise Joint Venture distributed $5.0 million to Sunrise.

The Sunrise Communities feature a total of 687 residential units comprised of 129 independent living units, 374 assisted living units, and 184 memory-care units. The following table lists each Sunrise Community, its location, number of units, occupancy rates as of August 31, 2012, dates of construction and square footage.

Sunrise Communities	Location	Total Units	Occupancy % as of 08/31/2012	Year Built	Sq. Footage
Sunrise of Santa Monica	Santa Monica, CA	70	94.0%	2003	26,475
Sunrise on Connecticut Avenue	Washington, D.C.	100	100.0%	2003	42,826
Sunrise at Siegen	Baton Rouge, LA	79	80.7%	2009	36,024
Sunrise of Metairie	Metairie, LA	72	96.1%	2009	33,595
Sunrise of Gilbert	Gilbert, AZ	144	94.6%	2008	54,910
Sunrise of Louisville	Louisville, KY	80	91.7%	2009	37,609
Sunrise at Fountain Square	Lombard, IL	142	61.8%	2009	87,315

		687	86.6%

The Sunrise Communities had an average occupancy rate of 86.6% as of August 31, 2012. There are a number of comparable facilities in the primary market areas for the Sunrise Communities with whom we may compete. The Sunrise Communities are relatively new, all built within the last five to ten years. The Sunrise Joint Venture has no plans for material renovations or improvements on any of the facilities, and believe each is suitable for its intended purpose. The Sunrise Joint Venture also believes each facility is adequately covered by insurance.

The Sunrise Communities are leased to wholly-owned subsidiaries, which are owned through taxable REIT subsidiaries (the “TRSs”) of the Sunrise Joint Venture, with each lease having an initial term of five years, with one five-year renewal option, and three-year renewal options thereafter.

Sunrise Senior Living Management, Inc., an affiliate of Sunrise, will operate and manage the Sunrise Communities pursuant to long-term management agreements (the “Sunrise MSAs”) with the TRSs. Sunrise will receive a management fee equal to 6% of the monthly gross revenues collected. Generally, Sunrise may terminate an MSA upon the occurrence of certain events of default by a TRS and may be entitled to a termination fee; and the TRSs may terminate the MSAs if there is an event of default by Sunrise, however Sunrise will not be entitled to a termination fee. Sunrise has over 30 years of experience managing and operating senior housing properties, and currently manages 309 senior housing communities across 31 states and Canada.

The following table sets forth the Sunrise Joint Venture’s estimated depreciable basis for federal tax purposes in each of the Sunrise Communities:

ESTIMATED DEPRECIABLE BASIS OF SUNRISE COMMUNITIES

Sunrise Communities	Estimated Basis
(in millions)
Sunrise of Santa Monica	$31.0
Sunrise on Connecticut Avenue	$40.7
Sunrise at Siegen	$17.4
Sunrise of Metairie	$18.0
Sunrise of Gilbert	$33.8
Sunrise of Louisville	$14.5
Sunrise at Fountain Square	$43.3

The Sunrise Joint Venture will calculate the depreciation expense for federal income tax purposes using the straight line method, and anticipates depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

The Sunrise Joint Venture is a Delaware limited liability company of which we and Sunrise are the sole members. We acquired 55% of the membership interests in the Sunrise Joint Venture for an equity contribution of approximately $56.7 million, plus our pro rata share of certain shared expenses. Sunrise acquired 45% of the membership interests in the Sunrise Joint Venture in exchange for its contribution of 100% of its interest in certain predecessor companies that formerly owned the Sunrise Communities, plus Sunrise’s pro rata share of certain shared expenses. We are the managing member of the Sunrise Joint Venture, and share control with Sunrise in respect of major decisions. Under the terms of the limited liability company agreement governing the Sunrise Joint Venture, in the first through the seventh years of the Sunrise Joint Venture, we have an 11% preferred return on our capital contributions, which has priority over Sunrise’s 11% return on their capital contributions. Following the payment in full of such returns and after the seventh year of the Sunrise Joint Venture, all distributions of net operating cash flow will be made on a pro rata basis in accordance with the members’ respective percentage interests in the Sunrise Joint Venture, 55% to us, and 45% to Sunrise. Distributions of capital proceeds in the first through the seventh years of the Sunrise Joint Venture will be paid to us first, until we have received our 11% preferred return on our capital contributions. Then, distributions of capital proceeds will be paid to both Sunrise and us, on a pro rata basis in accordance with our respective percentage interests, until one of the parties has received a 13% internal rate of return on its capital contributions, and thereafter, 100% of any capital proceeds will be paid to the other party until it has received a 13% internal rate of return on its contributions. Subsequently, the balance of any capital proceeds will be distributed to Sunrise; provided, however, that after the seventh year, all capital proceeds will be distributed 50% to Sunrise and 50% to us. Subject to certain restrictions and in accordance with the terms of the Sunrise limited liability company agreement, Sunrise has the option to acquire all of our interest in the Sunrise Joint Venture in years one and two, and also in years four through seven, inclusive. Sunrise’s purchase price for the acquisition of our membership interests is based upon a predetermined formula set forth in the Sunrise limited liability agreement.

We paid our advisor an Investment Service Fee of $2,301,311 in connection with the acquisition of the Sunrise Communities, which is equal to 1.85% of our share of the purchase price of the Sunrise Communities.

The Windsor Manor Joint Venture

The following summarizes and highlights selected information about the Windsor Manor Joint Venture, and should be read in conjunction with the agreements and other exhibits filed with our Current Report on Form 8-K dated August 31, 2012, as filed with the Commission on September 7, 2012, and the “Borrowings” section below.

On August 31, 2012, we acquired a 75% interest in a joint venture (hereinafter referred to as, the “Windsor Manor Joint Venture”), which acquired from affiliates of HRGreen, Inc. (collectively, with its applicable subsidiaries and affiliates, “Green”), with whom we are not affiliated, a 100% fee simple interest in the land and related improvements comprising three senior housing properties for an aggregate purchase price of $18.8 million (each, a “Windsor Manor Community, and collectively, the “Windsor Manor Communities”). The Windsor Manor Communities feature a total of 122 residential units, consisting of 94 assisted living units, and 28 memory-care units. The following table lists each Windsor Manor Community, its location, number of units, occupancy rates as of August 31, 2012, dates of construction and square footage.

Windsor Manor Communities	Location	Total Units	Occupancy % as of 08/31/2012	Year Built	Sq. Footage
Windsor Manor of Vinton	Vinton, IA	36	100%	2007	30,888
Windsor Manor of Webster City	Webster City, IA	46	63%	2009	37,326
Windsor Manor of Nevada	Nevada, IA	40	77.5%	2011	32,839

	—	122	80.2%	—	101,053

The Webster City and Nevada facilities are presently in a lease-up phase. There are a number of comparable facilities in the primary market areas for the Windsor Manor Communities with whom we may compete for occupancy. The Windsor Manor Communities are relatively new, all built within the last five years. The Windsor Manor Joint Venture has no plans for material renovations or improvements on any of the facilities and believe each is suitable for its intended purpose. The Windsor Manor Joint Venture also believes each facility is adequately covered by insurance.

The Windsor Manor Communities are leased to wholly-owned subsidiaries, which are owned through TRSs of the Windsor Manor Joint Venture, with each lease having an initial term of five years, with one (1) five-year renewal option, and subsequent three-year renewal options thereafter.

Provision Living, LLC (“Provision Living”) operates and manages the Windsor Manor Communities under long-term management services agreements (the “Windsor Manor MSAs”) with the TRSs. Provision Living receives a base management fee equal to 5% of the monthly gross revenues collected; provided, however, that payment of the base fee is subject to subordination and forfeiture provisions where the net operating income (“NOI”) of the property does not equal or exceed certain minimum thresholds set forth in the Windsor Manor MSAs. In addition, Provision Living may be entitled to an incentive fee in an amount equal to 50% of NOI above specified minimum thresholds, payable quarterly, commencing in 2013, subject to a cap of 2% of total collected revenue. The Windsor Manor MSAs may be terminated without penalty in the event of various defaults, and in the event of shortfalls in NOI, as enumerated in the Windsor Manor MSAs. Termination fees are payable to Provision Living where the Windsor Manor Joint Venture voluntarily terminates a Windsor Manor MSA. Provision Living’s management collectively has over 35 years of experience managing and operating senior housing properties, and currently manages 13 assisted living facilities and four memory-care facilities across eight states.

The following table sets forth the Windsor Manor Joint Venture’s estimated depreciable basis for federal tax purposes in each of the Windsor Manor Communities:

ESTIMATED DEPRECIABLE BASIS OF WINDSOR MANOR COMMUNITIES

Windsor Manor Communities	Estimated Basis
(in millions)
Windsor Manor of Vinton	$5.0
Windsor Manor of Webster City	$6.0
Windsor Manor of Nevada	$5.6

The Windsor Manor Joint Venture will calculate the depreciation expense for federal income tax purposes using the straight line method, and anticipates depreciating the buildings and land improvements for federal income tax purposes based on estimated useful lives of 40 years and 20 years, respectively.

The Windsor Manor Joint Venture is a Delaware limited liability company of which we and Green are the sole members. In exchange for an equity contribution of approximately $4.8 million, we acquired 75% of the membership interests of the Windsor Manor Joint Venture. Green’s consideration for its 25% of the membership interest in the Windsor Manor Joint Venture consisted principally of all of its interests in the predecessor companies that formerly owned the Windsor Manor Communities. We are the managing member of the Windsor Manor Joint Venture, and share control with Green in respect of major decisions. The Windsor Manor Joint Venture is governed by a limited liability company agreement dated effective August 31, 2012. We have an 11% preferred return on our capital contributions, which has priority over Green’s 11% return on their capital contributions. Following the payment in full of such returns, all subsequent distributions of net operating cash flow will be made on a pro rata basis in accordance with the members’ respective percentage interests in the Windsor Manor Joint Venture, 75% to us, and 25% to Green. All distributions of capital proceeds will be shared 60% to us and 40% to Green after the receipt in full of our respective 11% returns. The Windsor Manor limited liability agreement contains customary buy-sell and right of first refusal provisions.

Under agreements with Green, the Windsor Manor Joint Venture may make additional acquisitions of facilities currently owned by Green, including two senior housing properties collectively valued at $12.2 million (hereinafter, the “Pool II Communities”), and one senior housing property valued at $5.5 million (the “Shenandoah Facility”). The acquisition of the Pool II Communities remains subject to, among other things, the consent of the U.S. Department of Housing and Urban Development (“HUD”) to the assignment to and assumption by the Windsor Manor Joint Venture of the existing HUD loans encumbering such facilities, due diligence, and the approval of our board of directors with respect to the further terms and conditions of the Pool II Communities acquisition. As a condition to the acquisition of the Shenandoah Facility, the facility must achieve both (i) 80% occupancy, and (ii) a 25% operating margin for three consecutive months prior to December 31, 2013; and in the event the required 25% operating margin is not achieved by such date, we have agreed with Green to discuss in good faith whether to proceed toward a closing or to release each other from any further obligations with respect to the Shenandoah Facility. In connection with an acquisition of the Pool II Communities and/or the Shenandoah Facility, we and Green would make additional contributions to the Windsor Manor Joint Venture for our respective pro rata shares of required capital.

We paid our advisor an aggregate Investment Services Fee of $260,323 in connection with the acquisition of our interest in the Windsor Manor Communities, which is equal to 1.85% of our share of the aggregate purchase price of the Windsor Manor Communities.

The HarborChase Development Project

The following summarizes and highlights selected information about the HarborChase Development Project, and should be read in conjunction with the agreements and other exhibits filed with our Current Report on Form 8-K dated August 31, 2012, as filed with the Commission on September 5, 2012, and the “Borrowings” section below.

On August 29, 2012, for a purchase price of $2.2 million, we acquired from Ronald D. Brown, an unaffiliated third party, a 5.03-acre tract of land adjacent to The Villages in Lady Lake, Sumter County, Florida, together with related personal and intangible property and improvements, for the construction and development of a senior living facility to be known as HarborChase of Villages Crossing (the “HarborChase Community”). The HarborChase Community will consist of a two-story building, of approximately 91,000 square feet, and feature 96 residential units consisting of 66 assisted living units, and 30 memory-care units, having an estimated total occupancy of 112 residents.

The project budget for the construction, development and lease-up of the HarborChase Community is $19.5 million, which includes a line item in the amount of approximately $1.8 million to be used to fund operating deficits for the project. The targeted construction completion date for HarborChase Community is October 2013, with initial occupancy to occur in November 2013, although there is no guarantee that completion and occupancy will occur as projected.

Harbor Retirement Associates, LLC (collectively with its applicable subsidiaries and affiliates, “HRA”) will construct and develop the HarborChase Community pursuant to a development agreement between HRA and us (the “Development Agreement”), whereby we will pay HRA a development fee equal to approximately $754,405. Thirty percent of the development fee was paid to HRA upon the funding of the HarborChase Loan (as defined and described below). The balance of the development fee will be paid to HRA in periodic installments over the course of the construction period; provided, however, that 30% of the development fee will be retained in a holdback account, to be released to HRA after completion of the construction and at such time as certain debt service coverage ratios for the HarborChase Loan are attained. Pursuant to the Development Agreement, in the event the construction of the HarborChase Community is completed for less than the total construction budget for the project, HRA will receive an amount equal to 50% of such cost savings, not to exceed 2% of the total construction budget.

The HarborChase Community will be leased to a wholly-owned subsidiary which is owned through a TRS. HRA will operate and manage the HarborChase Community under a long-term pre-opening services and management agreement. Except where subordinated for NOI shortfalls or otherwise, HRA will receive a monthly pre-opening services fee equal to $8,500 per month, and after the facility opens, an operating fee equal to the greater of $8,500 per month or 5% of the total facilities revenue. HRA may also be entitled to an annual incentive fee equal to 50% of excess cash flow, subject to a cap of 2% of total facilities revenue. HRA’s management collectively has over 35 years of experience managing and operating senior housing properties, and currently manages 17 senior housing communities across four states.

Under a promoted interest agreement with HRA, at any time after certain NOI targets and total return targets have been met, as set forth in the promoted interest agreement (the “Eligibility Threshold”), HRA will be entitled to an additional payment based on enumerated percentages of the assumed net proceeds of a deemed sale of the HarborChase Community, provided HRA elects to receive such payment prior to the fifth anniversary of the opening of the HarborChase Community. In addition, subject to certain exceptions, until the earliest of (i) the achievement of the Eligibility Threshold, (ii) the termination of the Promoted Interest Agreement, or (iii) the fifth anniversary of the opening of the HarborChase Community, we agree not to develop any new senior housing properties or expand any existing senior housing property within a five-mile radius of the HarborChase Community. HRA is subject to similar non-compete provisions.

Locations of Our Properties

The following map reflects the locations of our 16 properties, including our ten properties owned through investments in joint ventures and our development project:

The primary market area for a senior living community is typically a five- to ten-mile radius, the area from which the property obtains a majority of its residents. Factors which may impact the decision to select a senior living community include the ability to remain at home, the level of care offered at a community, the economic situation of the potential resident, incentives or discounts being offered in the market, the influence of the potential resident’s family or primary caregiver, and the geographic location and proximity to family, friends, medical providers and cultural activities.

Borrowings

The following replaces in its entirety the information contained in the prospectus under the section “BUSINESS – Borrowings,” which begins at page 81 of the prospectus.

The Primrose Communities

The following summarizes and highlights selected information regarding the Primrose Communities, and should be read in conjunction with the agreements and other exhibits filed with the Commission on February 28, 2012 and September 7, 2012.

We funded $12.7 million of the purchase price of the Primrose Communities from the proceeds of this offering. The balance of the purchase price was funded with the proceeds of a one-year senior secured bridge loan entered into on February 16, 2012 among our operating partnership, the five wholly-owned subsidiaries of our operating partnership formed to acquire the Primrose Communities, and KeyBank National Association (“KeyBank”), in the original aggregate principal amount of $71.4 million (the “Primrose Bridge Loan”).

On August 31, 2012, we entered into long-term senior secured loans in the aggregate principal amount of approximately $55.2 million with KeyCorp Real Estate Capital Markets, Inc. The proceeds of the loans were used to refinance the remaining $49.9 million principal balance of the Primrose Bridge Loan.

Interest on the outstanding principal balance of the loans accrues at the fixed rate of 4.11% per annum. The loans are payable in equal monthly principal and interest installments based on a 30-year amortization schedule, with all outstanding principal due and payable at maturity, on September 1, 2022. If prepaid prior to March 1, 2022, each loan is subject to a prepayment penalty in an amount equal to the greater of (i) 1% of the principal being repaid, or (ii) an amount calculated on the principal being repaid, multiplied by the difference between the loan interest rate, and a calculated yield rate tied to the rates on applicable U.S. Treasuries. If prepayment is made between March 1, 2022, and May 31, 2022, the prepayment penalty will be 1% of the outstanding principal balance of the loan. No prepayment fee is required if the loan is prepaid between June 1, 2022 and maturity. Partial prepayment of a loan is not permitted.

The loans are collateralized by first mortgages and deeds of trust on all real property, improvements and personal property of the Primrose Communities. The loans are cross-collateralized and cross-defaulted with the mortgage, deed of trust or deed securing the debt encumbering each of the properties owned by the Primrose borrowers, together with the mortgaged property and any other loan documents, including any loan and security agreement.

The loans generally are non-recourse to us subject to certain exceptions. We guaranteed (i) certain recourse exceptions, (ii) certain of our indemnification obligations under the loan agreements, and (iii) our obligations under certain environmental indemnity agreements. The loan agreements contain affirmative, negative and financial covenants customary for this type of loan. The loan agreements also contain customary events of default relating to us.

We paid the Lender an aggregate origination fee at closing in the amount of $414,000 or 0.75% of the aggregate principal amount of the loans.

The Sunrise Joint Venture

The following summarizes and highlights selected information regarding the Sunrise Joint Venture, and should be read in conjunction with the agreements and other exhibits filed with our Quarterly Report on Form 10-Q for the period ended June 30, 2012, as filed with the Commission on August 14, 2012.

On June 29, 2012, in connection with our acquisition of the Sunrise Communities, CHT SL IV Holdings, a subsidiary of our Operating Partnership, entered into a mezzanine loan agreement and related documents with RCG LV Debt IV Non-Reit Assets Holdings, LLC, providing for a mezzanine loan in the original aggregate principal amount of $40.0 million. The loan matures on July 5, 2014, unless the borrowers exercise their option to extend the term of the loan beyond the initial maturity date for one successive term of one year, provided certain terms and conditions are satisfied by the borrowers.

The loan is collateralized by a first priority security interest in all of our approximately 55% membership interest in the Sunrise Joint Venture, including, but not limited to, all proceeds, income and profits thereof, and all property received in exchange or substitution therefor, associated with the collateral.

Interest on the outstanding principal balance of the loan accrues from the date of the loan through maturity at the following rate: (i) 8% per annum, from June 29, 2012 through and including the payment date occurring in July 2013, and (ii) 12% per annum for the remaining term of the loan. Interest payments are payable monthly. At maturity, the borrowers are obligated to repay the outstanding principal balance of the loan, and all accrued and unpaid interest thereon, plus an exit fee (which is defined in the loan agreement as the sum of (i) 2% of the principal balance of the loan being prepaid and/or repaid, plus (ii) upon the prepayment and/or repayment of the loan in full, if the lender has not received interest payments totaling at least $3.2 million as of such date, an amount equal to $3.2 million, minus the aggregate amount of interest payments received as of such date), and all other amounts due under the loan agreement. The borrowers may prepay the loan, in whole or in part, in an aggregate principal amount of $1.0 million, or any integral multiple of $100,000 in excess thereof, plus any applicable exit fee.

We entered in a separate agreement with The Prudential Insurance Company of America (“Prudential”), the lender through which the Sunrise Joint Venture obtained $125 million in debt financing, as described below, where as a condition precedent to Prudential consenting to the mezzanine loan, Prudential required us to repay the mezzanine loan within 12 months to the extent we raise sufficient net offering proceeds to satisfy the mezzanine loan. To the extent we do not repay the mezzanine loan within 12 months, we will be required to use all of our net offering proceeds to pay down the outstanding balance of the mezzanine loan until the mezzanine loan is repaid in full.

The loan agreement contains affirmative, negative and financial covenants customary for this type of mezzanine loan. The loan agreement also contains customary events of default relating to us and the borrowers.

Also on June 29, 2012, the Sunrise Joint Venture obtained from Prudential $125 million in debt financing (collectively, the “Sunrise Prudential Loan”), which was used in part to satisfy indebtedness incurred by some of the Sunrise Communities from lenders other than Prudential. The non-recourse loan, which is collateralized by the land and improvements comprising the Sunrise Communities, has a maturity date of March 5, 2019. The Sunrise Prudential Loan accrues interest at a fixed rate of 4.66% on $55.0 million of principal, and 5.25% on $70.0 million of principal. Interest-only payments are required on $55.0 million until September 5, 2012 and interest-only payments are required on $70.0 million until January 5, 2013, and thereafter, monthly payments on both outstanding amounts of principal and interest based upon a 30-year amortization schedule.

The Sunrise Prudential Loan may be prepaid, in whole or in part, upon at least 30 days’ prior written notice to Prudential with payment of all accrued interest and a prepayment premium equal to the greater of (a) 1% of the principal amount being prepaid multiplied by the quotient of the number of full months remaining to the date that is 90 days prior to maturity of the Sunrise Prudential Loan, divided by the number of full months comprising the term of the note being prepaid, or (b) the present value of the Sunrise Prudential Loan, as calculated under the loan agreement for the Sunrise Prudential Loan, less the amount of principal and accrued interest (if any) being prepaid, calculated as of the prepayment date. The loan agreement for the Sunrise Prudential Loan contains affirmative, negative and financial covenants customary for this type of loan, and customary events of default relating to the Sunrise borrowers.

The Windsor Manor Joint Venture

The following summarizes and highlights selected information about the Windsor Manor Joint Venture and should be read in conjunction with the agreements and other exhibits filed with our Current Report on Form 8-K dated August 31, 2012, as filed with the Commission on September 7, 2012.

In connection with the formation of the Windsor Manor Joint Venture, the individual subsidiaries formed by the Windsor Manor Joint Venture to acquire and operate the Windsor Manor Communities (the “Windsor Manor Borrowers”), obtained a secured loan in the original principal amount of approximately $12.4 million from KeyBank, the terms of which are set forth in a secured loan agreement dated August 31, 2013 and related loan documents.

The loan matures on the earlier of August 31, 2013 or the date upon which permanent financing is obtained from the lender; however, the Windsor Manor Borrowers have the option to extend the maturity date to November 30, 2013, subject to certain conditions set forth in the loan agreement. There are no required principal payments prior to the final maturity date, but prepayments of principal are permitted without penalty, except for certain LIBOR breakage costs.

At the time of the disbursement of the loan and periodically during the term, the borrowers have the option to elect whether to have the loan bear interest at the Adjusted Base Rate or the Adjusted LIBOR Rate (unless the default rate is applicable, such interest rate elected and in effect being referred to as, the “Applicable Rate”). The “Adjusted Base Rate” is a fluctuating interest rate per annum equal to 3.75% plus the greater of (i) the lender’s prime rate, (ii) the Federal Funds effective rate in effect from time to time plus  1/2 of 1% per annum, or (iii) the Daily LIBOR Rate. The “Adjusted LIBOR Rate” for any LIBOR Rate interest period is equal to a LIBOR based rate plus 3.75%. The Applicable Rate shall revert to the Adjusted Base Rate as of the last day of the applicable LIBOR Rate interest period, unless the borrowers again elect the Adjusted LIBOR Rate as the Applicable Rate in the manner set forth in the loan agreement. Provided there then exists no event of default under the loan agreement, at any time the Applicable Rate is the Adjusted Base Rate, the borrowers shall have the right from time to time and in the manner and subject to the terms of the loan agreement, to elect the Adjusted LIBOR Rate as the Applicable Rate.

Pursuant to separate agreements with the lender, both the Company and Green have jointly and severally guaranteed (i) full and prompt payment of all principal and interest due on the loan (the “Principal and Interest Payment Guarantee”) and (ii) certain losses, damages, costs, expenses, liabilities or obligations suffered or incurred by the lender with respect to certain matters arising under the loan agreement (the “Other Payment Guarantee”). Our aggregate maximum liability relative to the Principal and Interest Payment Guarantee is limited to 75%, and Green’s liability is limited to 25%. With respect to the Other Payment Guarantee, Green’s liability remains at 25%, and our liability is up to 100%. The loan is secured by first priority mortgages on the Windsor Manor Communities, and contains customary covenants, and default and acceleration provisions.

The HarborChase Development Project

The following summarizes and highlights selected information about the HarborChase Development Project and should be read in conjunction with the agreements and other exhibits filed with our Current Report on Form 8-K dated August 31, 2012, as filed with the Commission on September 5, 2012.

The subsidiary formed by us to own the HarborChase Community entered into a loan agreement dated August 29, 2012 with Synovus Bank pursuant to which the lender has agreed to finance the acquisition of the land and the construction of the HarborChase Community in an aggregate principal amount of approximately $17.3 million. In connection with the loan, a loan commitment fee of 75 basis points was paid at the closing. The loan represents 80% of the total project budget for development of the HarborChase Community. Prior to any advance under the loan agreement (other than a $1,000 advance at closing), the borrower is required to fund approximately $4.3 million in equity.

The loan bears interest payable monthly at the LIBOR Rate plus 3.2%, commencing September 1, 2012 through maturity. Until September 1, 2015, only monthly payments of interest are due; thereafter, monthly payments of interest and principal, based upon a 30-year amortization, are due in respect of the loan, with all unpaid principal and interest due at maturity on September 1, 2017.

The loan is secured by, among other things, (i) a first lien on the HarborChase Community in favor of the lender, (ii) an assignment to the lender of future HarborChase Community leases and rents, (iii) an assignment to the lender of our rights under the HarborChase MSA; (iv) an assignment to the lender of the borrower’s rights under the Development Agreement, and (v) the establishment by the borrower of a debt service reserve escrow fund. The loan agreement contains certain covenants related to debt service coverage, debt yield and occupancy for the HarborChase Community.

We executed a guaranty in favor of the lender of certain recourse obligations of the borrower and the payment of any and all additional operating deficits in excess of the budgeted operating deficit, should the maximum budgeted operating deficit of $1.8 million be fully advanced by the lender and the project fails to achieve and maintain certain debt service coverage ratios; provided, however, that such additional operating deficit guaranty will terminate upon the earliest of (i) a $1.8 million reduction in the outstanding principal balance of the loan, or (ii) the achievement of certain debt service coverage together with the HarborChase Community’s achievement of certain occupancy thresholds set forth in the loan agreement.

CNL Financial Group

The following replaces in its entirety the first sentence of the third paragraph of the section “BUSINESS – CNL Financial Group,” which appears on page 82 of the prospectus.

The principals of CNL affiliates include James M. Seneff, Jr., the current chairman of our board of directors, and Robert A. Bourne, the former vice chairman of our board of directors.

Selection of Properties

The following deletes and replaces in its entirety the paragraph under the entitled “BUSINESS¬- Selection of Properties” on page 91 of the prospectus.

On February 16, 2012, we acquired from affiliated of Primrose , a senior housing developer and operator headquartered in Aberdeen, South Dakota, five senior housing facilities with a combined total of 394 units for an aggregate purchase price of 84.1 million, exclusive of closing costs. See “BUSINESS – Properties – The Primrose Communities,” and “BUSINESS – Borrowings—The Primrose Communities” for further information.

On June 29, 2012, we acquired an ownership interest in seven senior housing properties collectively valued at $226.1 million (the “Sunrise Communities”), through a joint venture with Sunrise Senior Living, Inc. The Sunrise Communities feature 687 residential units comprised of 129 independent living units, 374 assisted living units, and 184 memory-care units. See “BUSINESS – Properties – The Sunrise Joint Venture,” and “BUSINESS – Borrowings—The Sunrise Joint Venture” for further information.

On August 29, 2012, we agreed to invest $21.6 million for the acquisition of a 5.03-acre tract of land located in Florida and construction and development of a senior living facility (the “HarborChase Community”), and entered into agreements with Harbor Retirement Associates, LLC and its affiliates to develop and manage the facility. The HarborChase Community will feature 96 residential units comprised of 66 assisted living units and 30 memory-care units. See “BUSINESS – Properties – The HarborChase Development Project,” and “BUSINESS – Borrowings—The HarborChase Development Project” for further information.

On August 31, 2012, we acquired a 75% interest in a joint venture with HRGreen, Inc., which owns three senior housing properties located in Iowa, collectively valued at $18.8 million (the “Windsor Manor Communities”). The Windsor Manor Communities feature 122 residential units comprised of 94 assisted living units and 28 memory-care units. See “BUSINESS – Properties – The Windsor Manor Joint Venture,” and “BUSINESS – Borrowings—The Windsor Manor Joint Venture” for further information.

PRIOR PERFORMANCE SUMMARY

The following supersedes and replaces in full all of the information contained in the prospectus under the section “PRIOR PERFORMANCE SUMMARY,” which begins at page 101 of the prospectus.

The information presented in this section represents the historical experience of real estate programs organized by certain affiliates of CNL and their principals as of December 31, 2011. The principals of CNL affiliates include James M. Seneff, Jr., our current chairman of the board of directors, and Robert A. Bourne, our former vice chairman. The information presented in this section should be read in conjunction with the Prior Performance Tables included in this prospectus supplement as Addendum to Appendix A. Prospective investors should not assume they will experience returns comparable to those experienced by investors in past CNL affiliated real estate programs. Further, by purchasing our shares, investors will not acquire ownership interests in any partnerships or corporations to which the following information relates.

Messrs. Seneff and Bourne have sponsored, individually and through affiliated entities, 18 public limited partnerships and six public, non-traded REITs with certain investment objectives similar to ours. The programs and a general description of their property sector focus are as follows:

•	18 CNL Income Fund limited partnerships which invested in fast-food, family-style or casual dining restaurants (the “CNL Income Funds”);

•	CNL Restaurant Properties, Inc. which invested in fast-food, family-style and casual dining restaurants, mortgage loans and secured equipment leases;

•

CNL Retirement Properties, Inc. which invested in congregate or assisted living or skilled nursing facilities, continuing care retirement communities, medical office buildings and similar healthcare-related facilities;

•	CNL Hotels & Resorts, Inc. which invested in limited-service, extended-stay and full-service hotels and resort properties;

•

CNL Lifestyle Properties, Inc. which invests in lifestyle properties such as ski and mountain lifestyle properties, golf courses, attractions, marinas, senior living properties, and additional lifestyle retail properties;

•

Global Growth Trust, Inc. which is focused on investing in growth-oriented commercial real estate and commercial real estate-related assets on a global basis that offer the potential for capital appreciation; and

•	Global Income Trust, Inc. which is focused on investing in a diverse portfolio of income-oriented commercial real estate and real estate-related assets on a global basis.

During the ten-year period ending December 31, 2011, one of the CNL Income Funds and six of the public REITs, including the Company, invested in properties located throughout the United States, with the largest concentration in the sunbelt states of Arizona, California, Florida, Georgia and Texas. One of the REITs also invested in three properties located in Canada and another of the REITs invested in one property located in Canada. Information relating to the number of properties acquired, the aggregate purchase price of properties and the number of properties sold for the period from January 1, 2002 to December 31, 2011 is as follows:

Entity(1)	Number of Properties Acquired	Aggregate Purchase Price (in thousands)	Number of Properties Sold
CNL Income Fund XVIII, Ltd.	2	$2,100	5
CNL Restaurant Properties, Inc.	401	656,300	614
CNL Retirement Properties, Inc.	277	3,285,500	3
CNL Hotels & Resorts, Inc.	93	5,462,600	46
CNL Lifestyle Properties, Inc.(2)	176	3,467,300	5
Global Growth Trust, Inc.	2	22,500	—
Global Income Trust, Inc.	3	54,300	—

	954	$12,950,600	673

(1)	The Company is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)

Additionally, CNL Lifestyle Properties, Inc. invested in 20 mortgages collateralized by real estate properties with an aggregate principal amount of approximately $238.2 million for the period from January 1, 2002 to December 31, 2011.

CNL Realty Corporation, organized in 1985 and whose sole stockholders were Messrs. Seneff and Bourne, served as the corporate general partner, and Messrs. Seneff and Bourne served as individual general partners of the 18 CNL Income Funds until 2005. In addition, Mr. Seneff served as a director and an officer and Mr. Bourne served as a director of CNL Restaurant Properties, Inc., a non-traded public REIT until 2005. In February 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc., a publicly traded REIT. The combined company changed its name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds. Mr. Seneff served as chairman of the board and Mr. Bourne served as a director of Trustreet Properties, Inc. until it was acquired in February 2007 by GE Capital Solutions, a unit of General Electric Company.

Messrs. Seneff and Bourne also served as directors and executive officers of CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. CNL Hotels & Resorts, Inc. was acquired by Morgan Stanley Real Estate, a global real estate investing, banking and lending company, in April 2007, and in connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition LLC. CNL Retirement Properties, Inc. was acquired by HCP, Inc., an unaffiliated publicly traded REIT, in October 2006.

As a result, the 18 CNL Income Funds, CNL Restaurant Properties, Inc., CNL Hotels & Resorts, Inc. and CNL Retirement Properties, Inc. are considered completed programs, and additional information about them can be found in Table IV – Results of Completed Programs in the Addendum to Appendix A of this prospectus supplement.

Mr. Seneff currently serves as chairman of the board of CNL Lifestyle Properties, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to invest in properties. Its third public offering closed on April 9, 2011.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as an officer of Global Growth Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Mr. Seneff currently serves as chairman of the board and Mr. Bourne serves as an officer of Global Income Trust, Inc., which is a non-traded public REIT externally advised by an affiliate of CNL, and is continuing to raise capital and invest in properties.

Information relating to the public offerings of the six REITs sponsored by CNL or our sponsor whose offerings were open in the last ten years is as follows. These six REITs raised approximately $9.0 billion from approximately 262,000 investors. All information is historical as of December 31, 2011:

Name of Program	Dollar Amount Raised	Date Offering Closed	Shares Sold	Month 90% of Net Proceeds were Fully Invested or Committed to Investment
CNL Hotels & Resorts, Inc.	$3.0 billion	(1)	(1)	March 2004
CNL Retirement Properties, Inc.	$2.7 billion	(2)	(2)	April 2006
CNL Lifestyle Properties, Inc.	$3.2 billion	(3)	(3)	(3)
Global Growth Trust, Inc.	$40.3 million	N/A	4,035,387	N/A
Global Income Trust, Inc.	$28.5 million	N/A	2,856,855	N/A
CNL Healthcare Trust, Inc.	$13.3 million	N/A	1,331,170	N/A

(1)

From September 1997 through March 2004, CNL Hotels & Resorts, Inc. completed five public offerings of its common stock. As of February 2004, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In April 2007, the company was acquired by Morgan Stanley Real Estate. In connection with such acquisition, certain assets of the company were purchased by Ashford Sapphire Acquisition LLC.

(2)

From September 1998 through March 2006, CNL Retirement Properties, Inc. completed five public offerings of its common stock. As of March 2006, 90% or more of such amount had been invested or committed for investment in properties and mortgage loans. In October 2006, the company merged with and into a wholly-owned subsidiary of HCP, Inc.

(3)

From April 2004 through March 2006, CNL Lifestyle Properties, Inc. received gross proceeds totaling approximately $521 million from its first public offering of common stock. The first offering terminated on March 31, 2006 and on April 4, 2006, the second offering commenced. The second offering closed on April 4, 2008, after raising approximately $1.5 billion. The third offering commenced on April 9, 2008 and closed on April 9, 2011 after raising approximately $1.2 billion. CNL Lifestyle Properties, Inc. did not commence another public offering following the completion of its third public offering; however, the company filed a registration statement on Form S-3, and between April 10, 2011 and December 31, 2011, CNL Lifestyle Properties, Inc. raised an additional $63.4 million from shares sold through the reinvestment plan.

The following table sets forth property acquisition information regarding properties acquired between January 1, 2009 and December 31, 2011, by the three other REIT programs currently sponsored by CNL affiliates. All information is historical. Dispositions of properties are not reflected in the property descriptions:

Name of Program(1)	Real Property Acquired	Location	Method of Financing	Type of Program
CNL Lifestyle Properties, Inc.(2)	65 lifestyle properties	AR, CA, CO, GA, HI, IL, ME, MD, MA, MI, MN, MO, NH, NJ, NY, NC, OH, OR, PA, TX, WA, WI	(3)	Public REIT

Global Growth Trust, Inc.	1 multi-family development, 1 multi-tenant office complex	GA, SC	(4)	Public REIT

Global Income Trust, Inc.	2 office buildings, 1 light industrial building	TX	(5)	Public REIT

(1)	The Company is not included in this table as it had not acquired any properties as of December 31, 2011.
(2)

CNL Lifestyle Properties, Inc. also invested in 16 mortgages collateralized by real estate properties located in Arkansas, California, New Hampshire, Michigan, Montana, and Florida during the period from January 1, 2009 to December 31, 2011.

(3)

As of December 31, 2011, approximately 16% of the assets acquired by CNL Lifestyle Properties, Inc. had been funded using debt. The balance was acquired using proceeds from CNL Lifestyle Properties, Inc.’s equity offerings.

(4)

As of December 31, 2011, approximately 40% of the assets acquired by Global Growth Trust, Inc., Inc. had been funded using debt. The balance was acquired using proceeds from Global Growth Trust, Inc.’s equity offerings.

(5)

As of December 31, 2011, approximately 73% of the assets acquired by Global Income Trust, Inc. had been funded using debt. The balance was acquired using proceeds from Global Income Trust, Inc.’s equity offerings.

Additionally, a summary of acquisitions made by CNL affiliate sponsored public programs between January 1, 2009 and December 31, 2011 is set forth in prior performance Table VI, which is included in Part II of the registration statement filed with the Commission for this offering. Within the previous three years, as shown in Table VI, CNL Lifestyle Properties acquired 24 consolidated properties, and Global Growth Trust, Inc. and Global Income Trust, Inc. acquired two properties and three properties, respectively, all of which are located in the United States. These properties consisted of lifestyle properties such as ski and mountain lifestyle properties, golf facilities, attractions, marinas and additional lifestyle properties, office buildings, light industrial building, multi-family development and a multi-tenant office complex. The properties were generally acquired with cash from offering proceeds and debt proceeds. We will provide a copy of Table VI to our prospective stockholders free of charge upon request. In addition, we will provide upon request to us and without charge, a copy of the most recent Annual Report on Form 10-K filed with the Commission by CNL Lifestyle Properties, Inc., CNL Healthcare Trust, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc., and for a reasonable fee, a copy of the exhibits filed with such reports.

From 2002 through December 31, 2011, James M. Seneff, Jr. and/or Robert A. Bourne, sponsored through affiliated entities, served as general partners or the managing member of 14 non-public real estate programs whose properties are located throughout the United States. Between 2002 and December 31, 2011, these programs raised a total of approximately $245 million from approximately 2,795 investors and purchased interests in a total of 32 projects, including one mortgage loan and a bridge loan facility. The projects consisted of one commercial/retail property (representing 3.1% of the total capital raised by private programs), two apartment projects (representing 6.3% of the total capital raised by private programs), 16 office/industrial buildings (representing 50.0% of the total capital raised by private programs), 11 seniors housing properties (representing 34.4% of the total capital raised by private programs), one mortgage loan (representing 3.1% of the total capital raised by private programs) and one bridge loan facility (representing 3.1% of the total capital raised by private programs).

In order to enable potential investors to evaluate the prior experience of CNL Lifestyle Properties, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc., and/or our sponsor concerning prior public programs described above that have investment objectives similar to one or more of our investment objectives, we have provided the foregoing tables and encourage potential investors to examine certain financial and other information in the Prior Performance Tables included as the Addendum to Appendix A of this prospectus supplement.

Adverse Conditions Affecting Prior Programs

Certain of the prior programs sponsored by CNL and/or our sponsor have been affected by general economic conditions, capital market trends and other external factors during their respective operating periods. For example, CNL Lifestyle Properties, Inc. has been impacted by the economic downturn and the tightened credit markets experienced beginning in 2008, which caused tenant liquidity issues and primarily resulted in the deferral of rent and other lease modifications for many of its tenants. The rent deferrals and lease modifications resulted in lower operating income and cash flows from operations in 2009, 2010 and 2011. In addition, CNL Lifestyle Properties, Inc. recorded impairment provisions on five properties and four properties for the years ended December 31, 2011 and December 31, 2010, totaling $16.9 million and $26.9 million, respectively. This represented approximately 0.6 percent and 1.0 percent, respectively, of CNL Lifestyle Properties, Inc.’s total assets. CNL Lifestyle Properties, Inc. has also made loans collateralized by interests in real estate, two of which went into default and resulted in CNL Lifestyle Properties, Inc. obtaining deeds to the underlying collateral property in lieu of foreclosure. CNL Hotels and Resorts, Inc. was impacted by the downturn in the hospitality industry following the terrorist attacks of September 11, 2001, which negatively affected its earnings and cash flows. There have been periods in which the respective boards of directors of CNL Lifestyle Properties, Inc. and CNL Hotels and Resorts, Inc. set limitations on the amounts of shares to be redeemed under their respective redemption plans. In those instances when redemption requests exceeded the limitations set forth, redemptions were paid on a pro-rata basis and honored in the following periods. However, at no time were redemptions suspended completely. Beginning in the second fiscal quarter of 2010, the board of CNL Lifestyle Properties, Inc. determined that redemptions under its redemption plan would be limited to $7.5 million per calendar quarter. As of December 31, 2011, CNL Lifestyle Properties, Inc. had pending redemption requests for approximately 6.4 million shares. Beginning in the quarter ended March 31, 2006, CNL Hotels and Resorts, Inc. was not able to redeem all of the shares that were submitted for redemption pursuant to its redemption plan and had outstanding redemption requests in excess of redemptions totaling 7.9 million shares. CNL Hotels and Resorts, Inc.’s inability to redeem all redemption requests submitted pursuant to its redemption plan continued throughout 2006. However, all outstanding requests were resolved in connection with CNL Hotels and Resorts, Inc.’s sale and merger transaction in April 2007.

Recent Developments

In July 2012, CNL Lifestyle Properties, Inc. conducted a detailed analysis to estimate their estimated net asset value (“NAV”) on a per share basis to assist broker dealers in connection with their obligations under applicable FINRA rules with respect to customer account statements and to assist fiduciaries in discharging their obligations under Employee Retirement Income Security Act (“ERISA”) reporting requirements. As of August 1, 2012, the board of CNL Lifestyle Properties, Inc. determined that the estimated NAV per share was $7.31. In determining an estimated fair value of CNL Lifestyle Properties, Inc.’s shares, the board of directors considered various analyses and information, a portion of which was provided by CNL Lifestyle Properties, Inc.’s advisor. In preparing its value estimate, CNL Lifestyle Properties, Inc. also consulted an independent valuation advisor.

Beginning in the first fiscal quarter of 2012, the board of CNL Lifestyle Properties, Inc. approved redemptions under its redemption plan up to $1.75 million per calendar quarter.

In August 2012, the board of directors of CNL Lifestyle Properties, Inc. approved an increase of the redemption amount from $1.75 million per calendar quarter to the lesser of (i) $3.0 million or (ii) the amount of aggregate proceeds available under CNL Lifestyle Properties, Inc.’s reinvestment plan, effective third quarter of 2012. In addition, the plan amended the basis of the redemption price to CNL Lifestyle Properties, Inc.’s estimated fair value per share, as determined by the board of directors applicable on the date of the redemption request.

SELECTED FINANCIAL DATA

The following supersedes and replaces in full all of the information contained in the prospectus under the section “SELECTED FINANCIAL DATA,” which begins at page 105 of the prospectus.

The following selected financial data for CNL Healthcare Trust, Inc. should be read in conjunction with “Item 7. – Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Item 8. – Financial Statements and Supplementary Data,” as reported in our Quarterly Report on Form 10-Q for the six months ended June 30, 2012 and our Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

	Six Months Ended June 30,		Years Ended December 31,
	2012	2011(1)	2011(1)	2010(1)
Operating Data:
Operating Data:
Net loss	$(5,892,865)	$—	$(1,759,580)	$—
Net loss per share (basic and diluted)	(1.33)	—	(2.09)	—
Weighted average shares outstanding (basic and diluted)	4,428,705	—	843,497	—
Cash distributions declared (2)	760,463	—	55,892	—
Cash distributions declared per share (2)	0.19998	—	0.06666	—
Cash used in operating activities	(1,856,857)	—	(1,084,430)	—
Cash used in investing activities	(140,614,300)	—	(400,000)	—
Cash provided by financing activities	145,551,568	—	11,285,549	—

Balance Sheet Data:
Real estate investment properties	$81,573,932	$—	$—	$—
Investment in unconsolidated entity	56,142,185	—	—	—
Cash	13,082,283	201,391	10,001,872	200,753
Total assets	154,833,883	201,391	10,563,262	200,753
Long-term debt obligations	89,878,000	—	—	—
Total liabilities	93,070,421	1,391	860,875	753
Stockholders’ equity	61,763,462	200,000	9,702,387	200,000

Other Data:
Funds from operations (“FFO”) (3)	$(5,050,786)	$—	$(1,759,580)	$—
FFO per share	(1.14)	—	(2.09)	—
Modified funds from operations (“MFFO”) (3)	$(345,967)	$—	$(867,267)	$—
MFFO per share	(0.08)	—	(1.03)	—

FOOTNOTES:

(1)

Operations commenced on October 5, 2011 when we received the minimum offering proceeds and approximately $2.3 million were released from escrow. The results of operations for the period October 5, 2011 through December 31, 2011 are not indicative of future performance due to the limited time during which we were operational and having not yet completed our first investment. The results of operations for the period October 5, 2011 through December 31, 2011 include primarily general and administrative expenses and Acquisition Expenses relating to acquisitions that we consummated, and one that is no longer under consideration.

(2)

For the six months ended June 30, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. For the year ended December 31, 2011, approximately 1.9% of the cash distributions paid to stockholders were considered taxable income and 98.1% were considered a return of capital to stockholders for federal income tax purposes. No amounts distributed to stockholders for the year ended December 31, 2011 were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their Invested Capital as described in our advisory agreement. In addition, for the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, we declared and made stock distributions of 56,931 shares and 4,180 shares of common stock. The distributions of new common shares to the recipient are non-taxable.

(3)

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association Real Estate Investment Trust (“NAREIT”) promulgated a measure known as funds from operations, or (“FFO”), which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental performance measure. FFO is not equivalent to net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards approved by the Board of Governors of NAREIT. NAREIT defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, asset impairment write-downs, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Our FFO calculation complies with NAREIT’s definition.

We define modified funds from operations (“MFFO”), a non-GAAP measure, consistent with the Investment Program Association’s (“IPA”) Guideline 2010-01, Supplemental Performance Measure for Publicly Registered, Non-Listed REITs: MFFO ( the “Practice Guideline”), issued by the IPA in November 2010. The Practice Guideline defines MFFO as FFO further adjusted for the following items, as applicable, included in the determination of GAAP net income or loss: Acquisition Fees and expenses; amounts relating to deferred rent receivables and amortization of above and below market leases and liabilities (which are adjusted in order to remove the impact of GAAP straight-line adjustments from rental revenues); accretion of discounts and amortization of premiums on debt investments; mark-to-market adjustments included in net income; nonrecurring gains or losses included in net income from the extinguishment or sale of debt, hedges, foreign exchange, derivatives or securities holdings where trading of such holdings is not a fundamental attribute of the business plan; and unrealized gains or losses resulting from consolidation from, or deconsolidation to, equity accounting and after adjustments for consolidated and unconsolidated partnerships and joint ventures, with such adjustments calculated to reflect MFFO on the same basis.

See “Item 7. Management Discussion and Analysis of Financial Condition and Results of Operations” as reported in our quarterly report on Form 10-Q for the six months ended June 30, 2012, and our annual report on Form 10-K for the fiscal year ended December 31, 2011, incorporated herein by reference, for additional disclosures relating to FFO and MFFO.

The following table presents a reconciliation of net loss to FFO and MFFO for the six months ended June 30, 2012 and the year ended December 31, 2011:

	Six Months Ended June 30, 2012	Year Ended December 31, 2011
Net loss	$(5,892,865)	$(1,759,580)
Depreciation and amortization	842,079	—

FFO	$(5,050,786)	$(1,759,580)
Acquisition expenses (a)	4,328,643	892,313
Straight-line rent adjustments (b)	(344,633)	—
MFFO adjustment from unconsolidated entity:
Acquisition expenses (c)	720,809	—

MFFO	$(345,967)	$(867,267)

Weighted average number of shares of common stock outstanding (basic and diluted)	4,428,705	843,497

Net loss per share (basic and diluted)	$(1.33)	$(2.09)

FFO per share (basic and diluted)	$(1.14)	$(2.09)

MFFO per share (basic and diluted)	$(0.08)	$(1.03)

FOOTNOTES:

(a)

In evaluating investments in real estate, management differentiates the costs to acquire the investment from the operations derived from the investment. By adding back Acquisition Expenses, management believes MFFO provides useful supplemental information of its operating performance and will also allow comparability between different real estate entities regardless of their level of acquisition activities. Acquisition expenses include payments to our advisor or third parties. Acquisition expenses under GAAP are considered operating expenses and as expenses included in the determination of net income (loss) and income or (loss) from continuing operations, both of which are performance measures under GAAP. All paid or accrued Acquisition Expenses will have negative effects on returns to investors, the potential for future distributions, and cash flows generated by us, unless earnings from operations or Net Sales Proceeds from the disposition of properties are generated to cover the purchase price of the property.

(b)

Under GAAP, rental receipts are allocated to periods using various methodologies. This may result in income recognition that is significantly different than underlying contract terms. By adjusting for these items (to reflect such payments from a GAAP accrual basis to a cash basis of disclosing the rent and lease payments), MFFO provides useful supplemental information on the realized economic impact of lease terms and debt investments, providing insight on the contractual cash flows of such lease terms and debt investments, and aligns results with management’s analysis of operating performance.

(c)

This amount represents our share of the FFO or MFFO adjustments allowable under the NAREIT or IPA definitions, respectively, multiplied by the percentage of income or loss recognized under the hypothetical liquidation book value method.

MANAGEMENT

The following supersedes and replaces in full the entire section under the heading “MANAGEMENT – Directors and Executive Officers” beginning at page 108 of the prospectus.

The following table sets forth the names, ages, and positions currently held by each of our directors and executive officers.

Name	Age*	Position
James M. Seneff, Jr.	66	Director and Chairman of the Board
Thomas K. Sittema	53	Director and Vice Chairman of the Board
Bruce Douglas	79	Independent Director
Michael P. Haggerty	59	Independent Director
J. Douglas Holladay	65	Independent Director
J. Chandler Martin	61	Independent Director and Audit Committee Financial Expert
Stephen H. Mauldin	43	Chief Executive Officer and President (Principal Executive Officer)
Joseph T. Johnson	37	Senior Vice President, Chief Financial Officer, and Treasurer (Principal Financial Officer)
Ixchell C. Duarte	45	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)
Holly J. Greer	40	Senior Vice President, General Counsel and Secretary

*	As of September 1, 2012

The following is a summary of the business experience and other biographical information with respect to each of our officers and directors listed in the above table.

James M. Seneff, Jr., Chairman of the Board and Director. Mr. Seneff has served as the chairman of the board and a director since our inception in June 2010, and as the chairman of our advisor since its inception in June 2010. Mr. Seneff has served as a director of CNL Lifestyle Properties, Inc., a public, non-traded REIT (2003 to present), a director of the managing member of its former advisor, CNL Lifestyle Company, LLC (2003 to December 2010), and a director of its current advisor, CNL Lifestyle Advisor Corporation (December 2010 to present); chairman of the board and a director of Global Growth Trust, Inc., a public, non-traded REIT, since its inception in December 2008, and chairman of the board and a manager of its advisor, CNL Global Growth Advisors, LLC, since its inception in December 2008; and chairman of the board and a director of Global Income Trust, Inc., a public, non-traded REIT, since its inception in March 2009, and a manager of its advisor, CNL Global Income Advisors, LLC, since its inception in December 2008.

Mr. Seneff is the sole member of CNL Holdings, LLC (“CNL Holdings”) and has served as the chairman, chief executive officer and/or president of several of CNL Holdings’ subsidiaries, including chief executive officer and president (2008 to present) of CNL Financial Group, LLC, our sponsor (“CFG”), and as executive chairman (January 2011 to present), chairman (1988 to January 2011), chief executive officer (1995 to January 2011) and president (1980 to 1995) of CNL Financial Group, Inc., a diversified real estate company. Mr. Seneff serves or has served on the board of directors of the following CNL Holdings’ affiliates: CNL Hotels & Resorts, Inc., a public, non-traded REIT (1996 to April 2007), and its advisor, CNL Hospitality Corp. (1997 to June 2006 (became self-advised)); CNL Retirement Properties, Inc., a public, non-traded REIT, and its advisor, CNL Retirement Corp. (1997 to October 2006); CNL Restaurant Properties, Inc., a public, non-traded REIT, and its advisor (1994 to 2005 (became self-advised)); National Retail Properties, Inc., a publicly traded REIT (1994 to 2005); Trustreet Properties, Inc. (“Trustreet”), a publicly traded REIT (2005 to February 2007); CNL Securities Corp., a FINRA-registered broker-dealer and the managing dealer of our current offering (1979 to present); and CNL Capital Markets Corp. (1990 to present). Mr. Seneff is also the chairman and a principal stockholder of CNLBancshares, Inc. (1999 to present), which owns CNLBank. Mr. Seneff received his B.A. in business administration from Florida State University.

As a result of these professional and other experiences, Mr. Seneff possesses particular knowledge of real estate acquisition, ownership and dispositions in a variety of public and private real estate investment vehicles. This experience strengthens the board’s collective knowledge, capabilities and experience. Mr. Seneff is principally responsible for overseeing the formulation of our strategic objectives.

Thomas K. Sittema, Vice Chairman of the Board and Director. Mr. Sittema has served as the vice chairman of the board and a director since April 2012. Mr. Sittema served as our chief executive officer from September 2011 to April 2012, and has served as chief executive officer of our advisor since September 2011. Mr. Sittema also serves as vice chairman of the board of CNL Lifestyle Properties, Inc. (April 2012 to present). He served as chief executive officer of CNL Lifestyle Properties, Inc. from September 2011 to April 2012 and has served in that position for its advisor since September 2011. Mr. Sittema has served as chief executive officer (January 2011 to present) and vice president (February 2010 to January 2011) of CNL, an affiliate of CFG and the sponsor of CNL Lifestyle Properties, Inc.

Mr. Sittema has also served as chairman and a member of the board of directors of Corporate Capital Trust, Inc., a non-diversified, closed-end management investment company that has elected to be regulated as a business development company (October 2010 to present). Mr. Sittema has also served in various roles with Bank of America Corporation and predecessors, including NationsBank, NCNB and affiliate successors (1982 to October 2009). Most recently, while at Bank of America Corporation Merrill Lynch, he served as managing director of real estate, gaming, and lodging investment banking. Mr. Sittema joined the real estate investment banking division of Banc of America Securities at its formation in 1994 and initially assisted in the establishment and build-out of the company’s securitization/permanent loan programs. He also assumed a corporate finance role with the responsibility for mergers and acquisitions, or M&A, advisory and equity and debt capital raising for his client base. Throughout his career, Mr. Sittema has led numerous M&A transactions, equity offerings and debt transactions including high grade and high-yield offerings, commercial paper and commercial mortgage-backed security conduit originations and loan syndications. Mr. Sittema received his B.A. in Business Administration from Dordt College, and an M.B.A. with a concentration in Finance from Indiana University.

As a result of these professional and other experiences, Mr. Sittema possesses particular knowledge of real estate acquisition, ownership and disposition, which strengthens the board’s collective knowledge, capabilities and experience.

Bruce Douglas, Independent Director. Dr. Douglas joined the board as an Independent Director in October 2010. Dr. Douglas founded and has been the chief executive officer of Harvard Development Company, a real estate development organization specializing in urban revitalization and rejuvenation since 2001. He additionally has served as an independent director of CNL Lifestyle Properties, Inc., a public, non-traded REIT, since 2004. Dr. Douglas was the President of Sterling College from 2005 through 2008. Dr. Douglas founded The Douglas Company, a construction and engineering firm, and was chairman and chief executive officer from 1975 to 2001. Dr. Douglas received his B.A. in physics from Kalamazoo College, a B.S. in civil engineering from the University of Michigan, an M.P.A. from Harvard University and a Ph.D. in history at the University of Toledo.

As a result of these professional and other experiences, Dr. Douglas possesses particular knowledge of real estate development and planning that strengthens the board’s collective knowledge, capabilities and experience.

Michael P. Haggerty, Independent Director. Mr. Haggerty joined the board as an Independent Director in April 2012. Since 1984, Mr. Haggerty has been a partner at Jackson Walker, LLC, a Dallas-based law firm. For more than 20 years, Mr. Haggerty has headed the finance group of Jackson Walker. Mr. Haggerty’s commercial real estate practice has included the negotiation, structuring, and documentation of interim and permanent financing of office buildings, shopping centers, retirement facilities, restaurants, industrial properties, and multi-family residential projects. The credit facilities have involved: both single asset and portfolio transactions; multi-state transactions; partnerships, corporations, REITs, conduits, and pension funds; equity participations; loan participations; letters of credit; multi-creditor facilities; and commercial and residential mortgage warehouse lines of credit. Mr. Haggerty has served as a director of North Dallas Bank & Trust Co. Mr. Haggerty attained a B.B.A. from the University of Georgia and a J.D. from the University of Virginia School of Law. Since 1978, Mr. Haggerty has been admitted to practice law in the states of both Texas and Georgia.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate and commercial law that strengthens the board’s collective knowledge, capabilities and experience.

J. Douglas Holladay, Independent Director. Mr. Holladay has been an Independent Director since April 2012. Mr. Holladay has served as a General Partner of Elgin Capital Partners, a private energy company based in Denver from 2008 to the present. He is an advisor to Alexander Proudfoot, Headwaters, the Business Growth Alliance, and the Case Foundation. From 1999 to 2008, Mr. Holladay was co-founder of a middle market private equity fund, Park Avenue Equity Partners. Since 2011, Mr. Holladay has been a guest columnist for the online Washington Post and is an adjunct professor at Georgetown University. From 2009 to the present, Mr. Holladay has served on the board of Miraval, a privately held luxury resort and spa located in Arizona. From July 2004 to April 2007, Mr. Holladay served as a member of the board of directors of CNL Hotels & Resorts, Inc., a public non-traded REIT affiliated with CNL. From 2004 until July 2008, Mr. Holladay also served as an advisor to Providence Capital (now CNL Opportunity Fund), a hedge fund based in Minnesota. Previously, Mr. Holladay held senior positions at Goldman, Sachs & Co., the U.S. State Department and the White House. While a diplomat, Mr. Holladay was accorded the personal rank of ambassador. Between 2000 and 2009, Mr. Holladay served as a director for Sunrise Senior Living, Inc., a public company that provides senior living services in the United States, Canada and the United Kingdom. Mr. Holladay attained an M.Litt. in political and economic history from Oxford University, an M.A. in theology from Princeton Theological Seminary, and an A.B. in political science from the University of North Carolina, Chapel Hill. He holds honorary doctorates from Morehouse College and Nyack College.

As a result of these professional and other experiences, Mr. Haggerty possesses particular knowledge of real estate investment and finance and the capital markets that strengthens the board’s collective knowledge, capabilities and experience.

J. Chandler Martin, Independent Director and Audit Committee Financial Expert. Mr. Martin has been an Independent Director and has served as our Audit Committee financial expert since July 2012. Mr. Martin served as Corporate Treasurer of Bank of America, a banking and financial services company, from 2005 until his retirement in March 2008. During his 27 years at Bank of America, Mr. Martin held a number of line and risk management roles, including leadership roles in commercial real estate risk management, capital markets risk management, and private equity investing. As treasurer, he was responsible for funding, liquidity, and interest rate risk management. From 2003 to 2005, Mr. Martin was Bank of America’s Enterprise Market and Operational Risk executive, and from 1999 until 2003, he served as the risk management executive for Bank of America’s Global Corporate and Investment Banking. From April 2008 through July 2008, following his retirement, Mr. Martin served as a member of the Counterparty Risk Management Policy Group III (“CPMPG III”), co-chaired its Risk Monitoring and Risk Management Working Group, and participated in the production of CPMPG III’s report: “Containing Systemic Risk: The Road to Reform,” a forward-looking and integrated framework of risk management best practices. Mr. Martin returned to Bank of America in October 2008 to assist with the integration process for Enterprise Risk Management following Bank of America’s acquisition of Merrill Lynch. After working on the transition, Mr. Martin served as Bank of America’s Enterprise Credit and Market Risk executive until July 2009. Since January 2010, Mr. Martin works as an independent financial consultant focusing primarily on real estate companies needing assistance in restructuring and reorganization. Currently, Mr. Martin is a member of the board of directors of FNB United Corp., a community bank holding company headquartered in Asheboro, North Carolina, serving as the chair of its Risk Management Committee, and as a member of its audit committee. He also currently serves as the chair of the board of trustees of Myers Park United Methodist Church. Mr. Martin attained an M.B.A. from Samford University in 1976 and a B.A. in Economics from Emory University in 1972.

As a result of his professional and other experiences, Mr. Martin possess particular knowledge of, among other things, systems of internal controls, risk management best practices, sound corporate governance, and the relationship between liquidity, leverage and capital adequacy, which strengthens the board’s collective knowledge, capabilities and experience.

Stephen H. Mauldin, Chief Executive Officer and President. Mr. Mauldin has served as our chief executive officer since April 2012. Mr. Mauldin has also served as our president and as president of our advisor since September 2011. He served as our chief operating officer from September 2011 to April 2012, and since September 2011 has held that position with our advisor. He also serves as president since September 2011 of each of CNL Lifestyle Properties, Inc., a public-non-traded REIT, and its advisor, CNL Lifestyle Advisor Corporation, chief executive officer of CNL Lifestyle Properties, Inc. (since April 2012), and was the chief operating officer of each of CNL Lifestyle Properties, Inc. (September 2011 to April 2012) and its advisor (September 2011 to present).

Prior to joining us, Mr. Mauldin most recently served as chief executive officer, president and a member of the board of directors of Crosland, LLC, a privately held real estate development and asset management company headquartered in Charlotte, North Carolina, from July 2010 until March 2011. Mr. Mauldin originally joined Crosland, LLC in 2006 and served as its chief financial officer from July 2009 to July 2010 and as president of Crosland’s mixed-use and multi-used development division prior to his appointment as chief financial officer. Prior to joining Crosland, LLC, from 1998 to June 2006, Mr. Mauldin was a co-founder and served as a partner of Crutchfield Capital, LLC, a privately held investment and operating company with a focus on small and medium-sized companies in the southeastern United States. From 1996 to 1998, Mr. Mauldin held various positions in the capital markets group and the office of the chairman of Security Capital Group, Inc., which prior to its sale in 2002, owned controlling interests in 18 public and private real estate operating companies (eight of which were NYSE-listed) with a total market capitalization of over $26 billion. Mr. Mauldin graduated with a B.S. in finance from The University of Tampa and received an M.B.A. from the J.L. Kellogg Graduate School of Management at Northwestern University.

Joseph T. Johnson, Senior Vice President, Treasurer and Chief Financial Officer. Mr. Johnson has served as our treasurer since April 2012. Mr. Johnson has also served as our senior vice president since June 2010 and chief financial officer since August 2011. He previously served as our chief accounting officer (June 2010 to August 2011), and secretary (June 2010 to March 2011). Mr. Johnson has also served as chief accounting officer (June 2010 to March 2012), and senior vice president of finance of our advisor (April 2011 to present). Mr. Johnson has served as treasurer since April 2012, senior vice president since February 2007, and chief financial officer since August 2011 of CNL Lifestyle Properties, Inc., a public-non-traded REIT. He was previously vice president of accounting and financial reporting (January 2006 to February 2007), and chief accounting officer (February 2007 to August 2011) of CNL Lifestyle Properties, Inc. He served in comparable positions at CNL Lifestyle Properties, Inc.’s former advisor, CNL Lifestyle Company, LLC, and is currently serving as senior vice president of finance and chief accounting officer of its current advisor, CNL Lifestyle Advisors Corporation. Mr. Johnson was previously employed by CNL Hospitality Corp. (2001 to 2005), the advisor to CNL Hotels and Resorts, Inc., most recently as vice president of accounting and financial reporting. Prior to that, he worked in the audit practice of KPMG LLP. Mr. Johnson is a certified public accountant. He received a B.S. in accounting and an M.S. in accounting from the University of Central Florida.

Holly J. Greer, Senior Vice President, General Counsel and Secretary. Ms. Greer has served as our senior vice president, general counsel and secretary since March 2011. She previously served as our vice president and associate general counsel (June 2010 to March 2011). Ms. Greer has also served as senior vice president, legal affairs of our advisor since March 2011. Ms. Greer has served as a senior vice president, general counsel and secretary of Global Growth Trust, Inc. and Global Income Trust, Inc., public, non-traded REITs, since August 2011 and as senior vice president and secretary of their advisors since August 2011. Ms. Greer joined CNL Lifestyle Properties, Inc., a public, non-traded REIT, in August 2006, where she initially served as acquisition counsel for its former advisor, CNL Lifestyle Company, LLC, until April 2007. From April 2007 until November 2009, Ms. Greer served as counsel to the former advisor of CNL Lifestyle Properties, Inc., overseeing real estate and general corporate legal matters. Ms. Greer served as associate general counsel and vice president of CNL Lifestyle Properties, Inc. and its former advisor since November 2009. Effective March 2011, Ms. Greer has served as general counsel, senior vice president and secretary of CNL Lifestyle Properties, Inc., and effective April 2011, as senior vice president, legal affairs of CNL Lifestyle Advisor Corporation, its current advisor. Prior to joining CNL Lifestyle Properties, Inc., Ms. Greer spent seven years in private legal practice, primarily at the law firm of Lowndes, Drosdick, Doster, Kantor & Reed, P.A., in Orlando, Florida. Ms. Greer is licensed to practice law in Florida and is a member of the Florida Bar Association and the Association of Corporate Counsel. She received a B.S. in communications and political science from Florida State University and her J.D. from the University of Florida.

Ixchell C. Duarte, Senior Vice President and Chief Accounting Officer. Ms. Duarte has served as our senior vice president and chief accounting officer since March 2012, and previously served as our vice president (February 2012 to March 2012). Ms. Duarte has also served as senior vice president and chief accounting officer since March 2012 of CNL Lifestyle Properties, Inc., a public, non-traded REIT and an affiliate of our advisor, and was previously its vice president (February 2012 to March 2012). Since June 19, 2012, Ms. Duarte has served as senior vice president and chief accounting officer of Global Growth Trust, Inc., a public non-traded REIT, and since June 20, 2012 she has served as senior vice president and chief accounting officer of Global Income Trust, Inc., a public non-traded REIT. Ms. Duarte served as controller at GE Capital, Franchise Finance, from February 2007 through January 2012 as a result of GE Capital’s acquisition of Trustreet Properties, Inc., a publicly traded REIT. Prior to that, Ms. Duarte served as senior vice president and chief accounting officer of Trustreet Properties, Inc. and served as senior vice president and controller of its predecessor CNL companies (2002 to February 2007). Ms. Duarte also served as senior vice president, chief financial officer, secretary and treasurer of CNL Restaurant Investments, Inc. (2000 to 2002) and as a director of accounting and then vice president and controller of CNL Fund Advisors, Inc. and other CNL Financial Group, Inc. affiliates (1995 to 2000). Prior to that, Ms. Duarte served as an audit senior and then as audit manager in the Orlando, Florida office of Coopers & Lybrand where she serviced several CNL entities (1990 to 1995), and as audit staff in the New York office of KPMG (1988 to 1990). Ms. Duarte is a certified public accountant. She received a B.S. in accounting from the Wharton School of the University of Pennsylvania.

SECURITY OWNERSHIP

The following supersedes and replaces in full the entire section under the heading “SECURITY OWNERSHIP” beginning on page 114 of the prospectus.

The following table sets forth, as of June 30, 2012, the number and percentage of outstanding shares beneficially owned by all Persons known by us to own beneficially more than 5% of our common stock, by each director and nominee, by each executive officer and by all executive officers and directors as a group, based upon information furnished to us by such stockholders, directors and officers. The address of the Persons named in the table is 450 South Orange Avenue at CNL Center at City Commons in Orlando, Florida 32801.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)
	No. of Shares of Common Stock	% of Class
James M. Seneff, Jr.(2)	22,670	*
Thomas K. Sittema	—	—
Bruce Douglas	11,335	*
J. Chandler Martin	—	—
Michael P. Haggerty	—	—
J. Douglas Holladay	—	—
Stephen H. Mauldin	—	—
Joseph T. Johnson	—	—
Ixchell C. Duarte	—	—
Holly J. Greer	—	—
All directors and officers as a group	34,005	*

*	Represents less than 1% of the outstanding shares of our common stock.
(1)

Beneficial ownership is determined in accordance with the Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended, and includes shares issuable pursuant to options, warrants and similar rights with respect to which the beneficial owner has the right to acquire within 60 days of September 1, 2012. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the Persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	Represents shares attributed to Mr. Seneff as a result of his indirect control of our advisor, CNL Healthcare Corp., which owns 22,670 shares of our common stock.

THE ADVISOR AND THE ADVISORY AGREEMENT

The following supersedes and replaces in full the sentence preceding the table, and the sentence that follows the table, under the heading “THE ADVISOR AND THE ADVISORY AGREEMENT – Our Advisor,” at page 115 of the prospectus.

Our Advisor

The executive officers of our advisor are as follows:

Name	Age*	Position
Stephen H. Mauldin	43	President and Chief Operating Officer
Joseph T. Johnson	37	Senior Vice President of Finance
Holly J. Greer	40	Senior Vice President—Legal Affairs

*	As of September 1, 2012

Mr. Seneff, a director of the Company, is also the chairman of the board of directors of our advisor. The background of Mr. Seneff and the individuals listed in the above table are described under “MANAGEMENT — Directors and Executive Officers.”

Property Manager

The following supersedes and replaces in full the entire section under the heading “THE ADVISOR AND THE ADVISORY AGREEMENT – Property Manager – Property Management Agreement,” which section begins at page 125 of the prospectus.

Property Management Agreement

We and our operating partnership have entered into an amended and restated property management and leasing agreement with our property manager dated June 28, 2012 for the management of substantially all of our properties. Each of our subsidiary property owners will join us in this property management agreement for the property owned by such subsidiary. Each of our subsidiaries, therefore, will be responsible to pay the Property Management Fees to our property manager and reimburse our property manager for costs and expenses incurred on our behalf for the property owned by such subsidiary.

The property management agreement has a six-year term that will be automatically extended for an unlimited number of successive six-year periods unless either party provides the other party at least 90 days’ prior notice of its intent to terminate the agreement. The property management agreement may also be terminated by either party at any time (i) in the event of the voluntary or involuntary bankruptcy of the other party or the other party is subject to a similar insolvency event, (ii) with the mutual consent of the parties, or (iii) for “cause.” In this case, “cause” means a material breach of the property management agreement that is not cured within 30 days after notice of such breach relating to all or substantially all of the properties being managed under the property management agreement. Upon termination of the property management agreement, our property manager is required to cooperate with us to facilitate an orderly transition of the property manager’s duties under the property management agreement, and will be entitled to be paid all compensation which may be due to it under the agreement up to the date of such termination.

Our property manager is the exclusive leasing agent for our multi-tenant properties and is responsible to collect and remit lease payments and resolve tenant issues. Our property manager also generally is responsible for the maintenance of multi-tenant properties, including supervision of repairs and alterations, obtaining and maintaining utilities and supplies, payment of maintenance expenses and maintenance of records and books for the managed properties. With respect to single tenant properties, our property manager generally will be responsible to negotiate leases on our behalf, monitor the tenant’s compliance with ground leases for properties located on leased or permitted land, collect and remit lease payments, resolve tenant issues, oversee the budget and monitor spending for single tenant properties and monitor the tenant’s real property tax payments and insurance programs. In the event we contract directly with a third party property manager for management of a property, our property manager will perform an oversight function and generally will be responsible to review and verify the accuracy of the periodic reporting provided by such third-party manager, oversee the performance of the properties, oversee the budget and monitor spending for the oversight properties, monitor physical upkeep of the properties, monitor ground lease compliance, as applicable, and monitor the real property tax and insurance payments for the property.

Unless our subsidiary property owner and our property manager agree otherwise, we, or our subsidiary property owner, will pay our property manager a Property Management Fee of (i) 2% of annual gross rental revenues from our single tenant properties and (ii) 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross operating revenues of the property managed; however, in no event will we pay both a Property Management Fee and an oversight fee to our property manager with respect to the same property. We or our subsidiary property owners also will pay to our property manager a Construction Management Fee equal to 5% of hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects. The fees payable to our property manager have not been negotiated at arm’s length, and are not necessarily reflective of market rates.

We will reimburse our property manager for the costs and expenses incurred by our property manager on our behalf in connection with the management of a property. Such costs and expenses will include legal, travel and other out-of-pocket expense that are directly related to the management of specific properties. Our property manager is responsible for all costs and expenses relating to the wages, salaries, and other employee-related expenses of its employees and its subcontractors.

We, and with respect to the properties they own, our subsidiary property owners, are required to indemnify our property manager for losses incurred by it in connection with, or in any way related to, each managed property and from liability or damage to each property and injury to or death of any person or damage to property, except to the extent of losses arising out of the willful misconduct, negligence and/or unlawful acts (such unlawfulness having been adjudicated by a court of proper jurisdiction) of, or breach of the property management agreement by, the property manager or its employees or agents, provided, however, that our indemnification obligations are limited by any insurance proceeds recovered in respect of any matter for which we are otherwise liable to indemnify the property manager. Our property manager is required to indemnify us, and our subsidiary property owners for properties they own, for losses arising out of or relating to any injury or damage to any person or property for which our property manager is responsible occurring in, on or about the managed properties caused by its willful misconduct, negligence and/or unlawful acts (as such unlawfulness is adjudicated by a court of proper jurisdiction) or due to the breach of the property management agreement by our property manager or its employees or agents, provided, however, that the property manager’s indemnification obligations are limited by any insurance proceeds recovered in respect of any matter for which the property manager is otherwise liable to indemnify us and our subsidiary property owners. However, as long as our property manager is an affiliate of our advisor, we and our subsidiary property owners may not indemnify our property manager unless the property manager has satisfied the stricter standards for indemnification applicable to affiliates that are contained in our charter.

Our property manager may subcontract with affiliated or unaffiliated service providers for the performance of substantially all or a portion of its property management services delegating its duties regarding the day-to-day management of our properties to these sub-property managers and delegating certain oversight services to these affiliated service providers. Our property manager is responsible for paying any service provider leasing fees, Property Management Fees and project management fees from the leasing, property management and project management fees paid by us or our subsidiary property owner to our property manager.

We anticipate that, initially, our property manager will subcontract with an affiliate of our advisor to perform substantially all of its property management and leasing services until such time as we have developed a portfolio of properties to warrant our property manager engaging full-time employees to perform property management services. Our property manager also may subcontract certain on-site property management duties to other management companies with experience in the applicable markets or in markets requiring state or other specific licenses. These on-site property management firms will be authorized to lease our properties consistent with the leasing guidelines promulgated by our property manager. Such subcontractors will perform most of the day-to-day, on-site property management services. Our property manager will closely supervise any subcontracted, on-site property managers and will be responsible for paying their fees. We will have no obligation to make any payments to the subcontractors, unless we and our property manager otherwise agree in writing.

Our property manager will remain directly involved in many property management activities including leasing decisions, budgeting, tenant relations (especially national tenant relations), vendor relations (especially national vendor relations), selection and provision of professional services and their providers (i.e., accounting, legal and banking services), and general property-level problem solving. To the extent our property manager directly performs on-site management of a property, it will hire, direct and establish policies for employees who will have direct responsibility for such property’s operations, including resident managers and assistant managers, as well as building and maintenance personnel. For any properties for which the on-site management is subcontracted, property manager has the right to, and will approve, all on-site personnel of such subcontractor and establish policies for such properties’ operations. Some or all of our property manager’s employees may be employed on a part-time basis and also may be employed by affiliates of CNL Healthcare Trust and subsidiaries of, and partnerships organized by, CNL Healthcare Trust and its affiliates.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following paragraph supersedes and replaces in full the fourth full paragraph on page 128 of the prospectus, under the heading “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.”

We will pay our property manager a Property Management Fee of 2% of annual gross rental revenues from our single tenant properties, and 4% of annual gross rental revenues from our multi-tenant properties. In the event that we contract directly with a third-party property manager in respect of a property, we may pay our property manager an oversight fee of up to 1% of annual gross revenues of the property managed; however, in no event will we pay both a Property Management Fee and oversight fee to our property manager with respect to the same property. In the event our property manager contracts with a third-party property manager in respect of a property, the management fees of such third-party manager will be paid by our property manager. We or our subsidiary property owners also will pay to our property manager a Construction Management Fee equal to 5% of the hard and soft costs associated with the initial construction or renovation of a property, or with the management and oversight of expansion projects and other capital improvements, in those cases in which the value of the construction, renovation, expansion or improvements exceeds (i) 10% of the initial purchase price of the property, and (ii) $1.0 million, which fee will be due and payable upon completion of such projects. Our property manager will be reimbursed the costs and expenses incurred by our property manager on our behalf to the extent included in the annual business plan for a property or otherwise as we may agree. The fees payable to our property manager have not been negotiated at arm’s length, and are not necessarily reflective of market rates.

Summary of Fees and Expenses Incurred and Payable

The following replaces in its entirety the information contained in the prospectus under the section “CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS – Summary of Fees and Expenses Incurred and Payable,” at pages 129-130 of the prospectus.

The tables below provide information regarding fees paid to our advisor and its affiliates in connection with our offering and our operations. The tables include amounts incurred during the year ended December 31, 2011, and the six months ended June 30, 2012. We were a development stage company from our inception on June 8, 2010 until October 5, 2011, when we obtained our minimum offering proceeds and became operational.

Our managing dealer is entitled to selling commissions of up to 7% of Gross Proceeds and marketing support fees of 3% of Gross Proceeds for shares sold in connection with our offering, all or a portion of which may be paid to third party participating brokers dealers by our managing dealer. No selling commissions or marketing support fees will be paid in connection with shares sold pursuant to our Distribution Reinvestment Plan.

The Company incurred the following related party fees in connection with its Offering:

	Six months ended June 30, 2012	Year ended December 31, 2011
Selling commissions	4,432,183	915,780
Marketing support fees	2,040,669	392,477

	$6,472,852	$1,308,257

The Company incurred the following related party fees and reimbursable expenses as follows:

	Six months ended June 30, 2012	Year ended December 31, 2011
Reimbursable expenses:
Offering costs	$3,427,346	$664,130
Operating expenses	824,043	1,761,404

	4,251,389	2,425,534
Investment services fees	3,856,236	—
Property management fees	49,515	—
Asset management fees	280,167	—

	$8,437,307	$2,425,534

As of June 30, 2012 and December 31, 2011, the following amounts were included in due to (from) related parties in the financial statements:

	June 30, 2012	December 31, 2011
Reimbursable expenses:
Offering costs	$(262,390)	$41,416
Operating expenses	131,030	69,173

	(131,360)	110,589
Selling commissions	135,228	57,516
Marketing support fees	61,525	24,650
Property management fees	49,515	—

	246,268	82,166
Due to CNL Lifestyle Properties, Inc.	268,715	—

	$383,623	$192,755

Organizational and Offering Expenses incurred by our advisor and its affiliates become a liability to us only to the extent selling commissions, the marketing support fee and other Organizational and Offering Expenses do not exceed 15% of the Gross Proceeds of the offering. As of June 30, 2012, our advisor had incurred an additional $1.7 million of costs on our behalf in connection with our offering (exceeding the 15% expense limitation). These costs will be deducted from future offering proceeds and reimbursed to the advisor and its affiliates to the extent that the costs are within the 15% limitation.

Pursuant to a services agreement with CNL Capital Markets Corp., an affiliate of CNL, we pay an annual fee payable monthly based on the average number of total investors during the year for providing certain administrative services to us. For the six months ended June 30, 2012 and the year ended December 31, 2011, we incurred $62,500 and $25,000 in such fees.

For a more detailed discussion of the fees and compensation payable to our advisor and its affiliates, see “Management Compensation,” and “The Advisor and the Advisory Agreement.”

DISTRIBUTION POLICY

Distributions Declared

This section contains information that supplements and updates certain information under, and should be read together with, the section “DISTRIBUTION POLICY,” which begins on page 137 of the prospectus; and specifically is an addition to the third paragraph on page 138.

The following table represents total distributions declared, including cash distributions reinvested, sources of distributions, FFO for the six months ended June 30, 2012, the year ended December 31, 2011 and cumulatively since inception.

			Distributions Paid (3)
Periods	Cash Distributions per Share	Total Cash Distributions Declared (2)	Reinvested via DRP (3)	Cash Distributions net of Reinvestment Proceeds	Stock Distributions Declared (Shares) (4)	Stock Distributions Declared (at current offering price)	Total Cash and Stock Distributions Declared(5)	Cash Flows Provided by (Used in) Operating Activities (6)	FFO (7)
2012 Quarter
First	$0.09999	$202,598	$112,295	$90,303	15,196	$151,960	$354,558	$(1,954,009)	$(2,203,104)
Second	$0.09999	557,865	308,872	248,993	41,735	417,350	975,215	97,152	(2,847,682)

Total for the six months ended June 30, 2012	$0.19998	$760,463	$421,167	$339,296	56,931	$569,310	$1,329,773	$(1,856,857)	$(5,050,786)

2011 Quarter
Fourth (1)	$0.06666	$55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Total for the year ended December 31, 2011	$0.06666	$55,892	$27,667	$28,225	4,180	$41,800	$97,692	$(1,084,430)	$(1,759,580)

Cumulative
Through June 30, 2012		$816,355	$448,834	$367,521	61,111	$611,110	$1,427,465	$(2,941,287)	$(6,810,366)

FOOTNOTES:

(1)	We commenced operations on October 5, 2011, as such there were no distributions declared during the first three quarters of 2011.
(2)

For the six months ended June 30, 2012 and for the period October 5, 2011 through December 31, 2011, cash distributions paid to stockholders were 100% funded with proceeds from our offering. For the six months ended June 30, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes. For the year ended December 31, 2011, approximately 1.9% of the distributions paid to stockholders were considered taxable income and approximately 98.1% was considered a return of capital for federal income tax purposes.

(3)	Represents the amount of cash used to fund distributions and the amount of distributions paid which were reinvested in additional shares through our Distribution Reinvestment Plan.
(4)

The distribution of new common shares to the recipients is non-taxable. Stock distributions may cause the interest of later investors in our stock to be diluted as a result of the stock issued to earlier investors.

(5)

Based on the current offering price of $10.00, stock distributions declared represented approximately 43% of the total value of distributions declared and cash distributions declared represented approximately 57% of the total value of distributions declared.

(6)

Cash flows from operating activities calculated in accordance with GAAP are not necessarily indicative of the amount of cash available to pay distributions. For example, GAAP requires that the payment of acquisition fees and costs be classified as a use of cash in operating activities in the statement of cash flows, which directly reduces the measure of cash flows from operations. However, acquisition fees and costs are paid for with proceeds from our offering as opposed to operating cash flows. Additionally, the board of directors also uses other measures such as FFO and MFFO in order to evaluate the level of distributions.

(7)	The following table presents a cumulative reconciliation of net loss to FFO for the period October 5, 2011, the date we commenced operations, through June 30, 2012:

Net Loss	$(7,652,445)
Adjustments:
Depreciation and amortization	842,079

FFO	$(6,810,366)

Generally, distributions up to the amount of our current or accumulated earnings and profits will be taxable to the recipient stockholders as ordinary income. For the six months ended June 30, 2012, 100% of the cash distributions paid to stockholders are expected to be considered a return of capital to stockholders for federal income tax purposes and were made from offering proceeds. For the year ended December 31, 2011, 100% of the cash distributions paid to stockholders were considered a return of capital to stockholders for federal income tax purposes and were made from offering proceeds. No amounts distributed to stockholders for the six months ended June 30, 2012 or the year ended December 31, 2011, were required to be or have been treated by us as a return of capital for purposes of calculating the stockholders’ return on their invested capital as described in our advisory agreement.

For the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, we distributed 56,931 shares and 4,180 shares of common stock. The distribution of new common shares to the recipients is non-taxable.

In addition, on July 1, and August 1, 2012, our board of directors declared monthly cash distributions of $0.03333 and monthly stock distributions of 0.002500 shares on each outstanding share of common stock. These distributions are to be paid and distributed by September 30, 2012.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The following supersedes and replaces in full the entire section “INCORPORATION OF CERTAIN INFORMATION BY REFERENCE” on page 183 of the prospectus.

The Commission allows us to “incorporate by reference” certain information that we file with it, which means that we can disclose important information to you by referring you to various documents. The information incorporated by reference is an important part of this prospectus supplement and the information that we file later with the Commission may update and supersede the information in this prospectus supplement including the information we incorporated by reference. For information on how to access this information, see the section entitled “ADDITIONAL INFORMATION” on page 184 of the prospectus.

The documents listed below are incorporated by reference into the prospectus, except for any document or portion thereof deemed to be “furnished” and not filed in accordance with Commission rules:

•	Annual Report on Form 10-K for the year ended December 31, 2011, filed on February 10, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 11, 2012.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 1012, filed on August 14, 2012.

•	Current Report on Form 8-K dated March 14, 2012, filed on March 20, 2012.

•	Current Report on Form 8-K dated April 13, 2012, filed on April 19, 2012.

•	Current Report on Form 8-K/A dated February 16, 2012, filed on May 1, 2012.

•	Current Report on Form 8-K dated June 7, 2012, filed on June 7, 2012.

•	Current Report on Form 8-K dated June 28, 2012, filed on July 2, 2012.

•	Current Report on Form 8-K dated June 29, 2012, filed on July 6, 2012.

•	Current Report on Form 8-K dated July 27, 2012, filed on July 27, 2012.

•	Current Report on Form 8-K dated August 29, 2012, filed on September 5, 2012.

•	Current Report on Form 8-K dated August 31, 2012, filed on September 7, 2012.

•	Current Report on Form 8-K dated August 31, 2012, filed on September 7, 2012.

•	Current Report on Form 8-K/A dated June 29, 2012, filed on September 12, 2012.

Upon request we will provide to each Person, including a beneficial owner, to whom this post-effective amendment is delivered, a copy of any or all of the information that we have incorporated by reference into this prospectus supplement but have not delivered to investors. To receive a free copy of those documents, other than exhibits, unless they are specifically incorporated by reference in those documents, call or write to:

DST

430 W. 7th Street, Ste. 219001

Kansas City, MO 64105

866-650-0650, option 3

www.cnl.com

EXPERTS

The following section supersedes in its entirety the paragraph under the section entitled “Experts” on page 184 of the prospectus.

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K of CNL Healthcare Trust, Inc. for the year ended December 31, 2011 and the audited historical financial statements of Primrose Senior Housing Communities (Five Communities) included on page F-3 through F-12 of CNL Healthcare Trust, Inc.’s Current Report on Form 8-K/A dated February 16, 2012, filed May 1, 2012, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered certified public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Sunrise Connecticut Avenue Assisted Living, LLC, the financial statements of Santa Monica AL, LLC and the combined financial statements of MetSun Two Pool Two, LLC, MetSun Three Louisville KY Senior Living, LLC and MetSun Three Lombard IL Senior Living, LLC at December 31, 2011 and 2010, and for each of the three years in the period ended December 31, 2011, included in CNL Healthcare Trust, Inc.’s Current Report on Form 8-K/A dated September 12, 2012, and incorporated by reference in this prospectus supplement and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports incorporated herein by reference, and are incorporated in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

APPENDIX A

PRIOR PERFORMANCE TABLES

PRIOR PERFORMANCE TABLES

The information in this Appendix A contains certain relevant summary information concerning certain prior public programs (the “Prior Public Programs”) sponsored by two principals of CNL Financial Group, Inc. and their Affiliates (collectively, the “sponsor”). The Prior Public Programs include CNL Restaurant Properties, Inc. and the CNL Income Funds which were formed to invest in restaurant properties leased on a triple-net basis to operators of national and regional fast-food and family-style restaurant chains, as well as CNL Hotels & Resorts, Inc., CNL Retirement Properties, Inc. and CNL Lifestyle Properties, Inc., which were formed to invest in hotel properties, retirement properties and lifestyle properties, respectively. Also included in the Prior Public Programs is Global Growth Trust, Inc., which was formed to invest in growth-oriented commercial real estate and commercial real estate-related assets, on a global basis, that offer the potential for capital appreciation, and Global Income Trust, Inc., which was formed to invest in income-oriented commercial real estate and commercial real estate-related assets on a global basis.

A summary of acquisitions by the Prior Public Programs between January 1, 2008 and December 31, 2010 is set forth in Table VI, which is included in Part II of the registration statement filed with the Commission for this offering and is available from the Company upon request, without charge. In addition, upon request to the Company, the Company will provide, without charge, a copy of the most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission for CNL Lifestyle Properties, Inc., Global Growth Trust, Inc. and Global Income Trust, Inc., as well as a copy, for a reasonable fee, of the exhibits filed with such reports.

The investment objectives of the Prior Public Programs generally include preservation and protection of capital, the potential for increased income and protection against inflation, and potential for capital appreciation, all through investment in properties.

Prospective investors should read these tables carefully, together with the summary information set forth in the “Prior Performance Summary” section of this prospectus.

Prospective investors should not construe inclusion of the following tables as implying that the Company will have results comparable to those reflected in such tables or will make investments comparable to those reflected in the tables. Distributable cash flow, federal income tax deductions, or other factors could be substantially different. Prospective investors should note that, by acquiring shares in the Company, they will not be acquiring any interest in any Prior Public Programs.

Description of Tables

The following Tables are included herein:

Table I – Experience in Raising and Investing Funds

Table II – Compensation to Sponsor

Table III – Operating Results of Prior Programs

Table IV – Results of Completed Programs

Table V – Sales or Disposals of Properties

Unless otherwise indicated in the Tables, all information contained in the Tables is as of December 31, 2010. The following is a brief description of the Tables:

Table I – Experience in Raising and Investing Funds

Table I presents information on a percentage basis showing the experience of the sponsor in raising and investing funds for one of the Prior Public Programs. The Table sets forth information on the offering expenses incurred and amounts available for investment expressed as a percentage of total dollars raised. The Table also shows the percentage of property acquisition cost leveraged, the date the offering commenced, and the time required to raise funds for investment.

This table also includes footnote information relating to two additional current public programs.

Past performance is not necessarily indicative of future performance.

Table II – Compensation to Sponsor

Table II provides information, on a total dollar basis, regarding amounts and types of compensation paid to the sponsor of one of the Prior Public Programs.

The Table indicates the total offering proceeds, and the portion of such offering proceeds paid or to be paid to the sponsor through December 31, 2010. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program on a cumulative basis through December 31, 2010. The Table also shows the amounts paid to the sponsor from cash generated from operations and from cash generated from sales or refinancing by this Prior Public Program.

This table also includes footnote information relating to two additional current public programs.

Table III – Operating Results of Prior Programs

Table III presents a summary of operating results for the most recent three year period (to December 31, 2006 in the case of CNL Hotels & Resorts, Inc. and to September 30, 2006 in the case of CNL Retirement Properties, Inc.) of five of the Prior Public Programs.

The Table includes a summary of income or loss of the Prior Public Programs as well as two additional current public programs, which are presented on the basis of generally accepted accounting principles (“GAAP”). The Table also shows cash generated from operations, which represents the cash generated from operations of the properties of the Prior Public Programs, as distinguished from cash generated from other sources (“special items”). The section of the Table entitled “Special Items” provides information relating to cash generated from or used by items which are not directly related to the operations of the properties of the Prior Public Programs, but rather are related to items of an investing or financing nature. These items include proceeds from capital contributions of investors and disbursements made from these sources of funds, such as stock issuance and organizational costs, acquisition of the properties and other costs which are related more to the organization of the entity and the acquisition of properties than to the actual operations of the entities.

The Table also presents information pertaining to investment income, returns of capital on a GAAP basis, cash distributions from operations, sales and refinancing proceeds expressed in total dollar amounts as well as distributions and tax results on a per $1,000 investment basis.

Table IV – Results of Completed Programs

Table IV summarizes the results of the Prior Public Programs which have completed their operations and sold all of their properties. On February 25, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc (“USRP”). The combined company changed USRP’s name to Trustreet Properties, Inc. and acquired the 18 CNL Income Funds, and the interests of the partners and stockholders of the CNL Income Funds and CNL Restaurant Properties have been liquidated. As a result, each of the CNL Income Funds and CNL Restaurant Properties became closed programs.

On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. and as a result became a closed program.

On April 12, 2007, CNL Hotels & Resorts, Inc. was acquired by a fund managed by Morgan Stanley Real Estate and became a closed program. In connection with such acquisition, certain assets of CNL Hotels & Resorts, Inc. were purchased by Ashford Sapphire Acquisition, LLC.

FINRA Rule 2810 requires FINRA member firms selling non-traded public REIT investment programs to disclose whether prior programs offered by the program sponsor liquidated on or during the date or time period disclosed in the prospectuses for those programs. The three non-traded public REIT programs discussed above have gone full cycle and, for those programs in which the prospectus disclosed a date by which the program might be liquidated, all were liquidated prior to such projected date.

Table V – Sales or Disposals of Properties

Table V provides information regarding the sale or disposal of properties owned by the Prior Public Programs during the three years ended December 31, 2010. The Table includes the selling price of the property, the cost of the property, the date acquired and the date of sale.

Past performance is not necessarily indicative of future performance.

TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.
	(Notes 1 and 2)	(Note 3)	(Note 4)

Dollar amount offered	$6,000,000,000

Dollar amount raised	100.0%

Less offering expenses:
Selling commissions and discounts	(6.5) to (7.0)
Organizational/offering expenses	(2.4)
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	(2.5) to (3.0)

	(11.4) to (12.4)

Reserve for operations	—

Percent available for investment	87.6 to 88.6%

Acquisition costs:
Cash down payment	84.3 to 85.3%
Acquisition fees paid to affiliates	3.0
Acquisition expenses	0.3

Total acquisition costs	87.6 to 88.6%

Percent leveraged (mortgage financing divided by total acquisition costs)	33.7%

Date offering began	4/16/04, 4/04/06 and 4/09/08

Length of offering (in months)	24 and 24, respectively

Months to invest 90% of amount available for investment measured from date of offering	30 and 27, respectively

FOOTNOTES:

Note 1:	Percentages are of total dollar amounts raised except for “percent leveraged.”
Note 2:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 16, 2004, CNL Lifestyle Properties, Inc. (the “Lifestyle Properties REIT”) registered for sale $2 billion in shares of common stock (the “1st Offering”). The 1st Offering was terminated on March 31, 2006, after raising approximately $521 million. On April 4, 2006, the Lifestyle Properties REIT commenced an offering of up to $2 billion (the “2nd Offering”). The 2nd Offering closed on April 4, 2008, after raising approximately $1.5 billion. On April 9, 2008, the Lifestyle Properties REIT commenced another offering of up to $2 billion (the “3rd Offering”). As of December 31, 2010, the Lifestyle Properties REIT had received subscription proceeds of approximately $955 million from its 3rd Offering. The Lifestyle Properties REIT will not commence another public offering following the completion of its current public offering on April 9, 2011.
Note 3:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009.
Note 4:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010.

Past performance is not necessarily indicative of future performance.

TABLE II

COMPENSATION TO SPONSOR

	CNL Lifestyle Properties, Inc.	Global Growth Trust, Inc.	Global Income Trust, Inc.
	(Notes 1 and 2)	(Note 4)	(Note 5)
Date offering commenced	4/16/04, 4/04/06 and 4/09/08

Dollar amount raised (Note 1)	$2,995,533,000

Amount paid to sponsor from proceeds of offering (Note 1):
Selling commissions and discounts	186,993,000
Acquisition fees	85,128,000
Marketing support and due diligence expense reimbursement fees (includes amounts reallowed to unaffiliated entities)	78,775,000
Reimbursable offering costs	46,560,000

Total amount paid to sponsor from proceeds of offering	397,456,000

Dollar amount of cash generated from operations before deducting payments to sponsor (Note 2):
2010 (Note 3)	129,987,000
2009 (Note 3)	107,845,000
2008	144,954,000
2007	134,504,000
2006	52,153,000
2005	8,520,000
2004	1,337,000

Amount paid to sponsor from operations:
Asset management fees
2010	26,808,000
2009	25,075,000
2008	21,937,000
2007	14,804,000
2006	5,356,000
2005	2,559,000
2004	—
Reimbursements
2010	9,254,000
2009	9,616,000
2008	4,235,000
2007	2,488,000
2006	1,504,000
2005	1,345,000
2004	582,000

Dollar amount of property sales and refinancing before deducting payments to sponsor:
Cash	12,000,000
Notes	10,000,000
Amount paid to sponsors from property sales and refinancing:
Real estate commissions	—
Incentive fees	—
Other (Note 2)	26,886,000

Past performance is not necessarily indicative of future performance.

FOOTNOTES:

Note 1:	The amounts shown represent the combined results of the Lifestyle Properties REIT’s 1st Offering and 2nd Offering, which closed on March 31, 2006 and April 4, 2008, respectively, and the 3rd Offering which was in progress as of December 31, 2010. The Lifestyle Properties REIT will not commence another public offering following the completion of its current public offering on April 9, 2011.
Note 2:	In connection with the Lifestyle Properties REIT’s offerings, the advisor is entitled to receive acquisition fees paid on gross proceeds of the offerings and acquisition fees for services related to obtaining permanent financing that are used to acquire properties. For the years ended December 31, 2010, 2009, 2008, 2007, 2006, 2005 and 2004, approximately $1.5 million, $2.6 million, $5.5 million, $8.6 million, $3.2 million, $4.9 million and $0.5 million, respectively, represents acquisition fees equal to 3.0% of the loan proceeds from permanent financing.
Note 3:	Upon the adoption of a new accounting standard in 2009, acquisition fees paid to the sponsor were required to be expensed and reduced cash from operations by $14,149,000 and $10,754,000 in 2010 and 2009, respectively.
Note 4:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2010, Global Growth Trust, Inc. had received subscription proceeds of $12,595,865 (1,264,974 shares) from the offering. From the commencement of the offering through December 31, 2010, total selling commissions incurred were $847,768, marketing support fees incurred were $363,329, and other offering and organizational costs incurred were $650,599.
Note 5:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2010, Global Income Trust, Inc. had received subscription proceeds of $8,127,583 (818,145 shares) from the offering, including $21,936 (2,309 shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2010, total selling commissions incurred were $522,587, marketing support fees incurred were $240,534, and other offering and organizational costs incurred were $418,584.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL HOTELS & RESORTS, INC.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
Gross revenue	$943,945,000	$1,216,789,000	$1,540,528,000
Profit on sale of properties	645,000	67,321,000	153,523,000
Interest and other income	2,512,000	4,077,000	4,234,000
Less: Operating expenses	(733,534,000)	(968,458,000)	(1,172,484,000)
Interest expense and loan cost amortization	(140,876,000)	(180,369,000)	(220,632,000)
Depreciation and amortization	(126,689,000)	(162,926,000)	(204,642,000)
Equity in earnings (loss) of unconsolidated entities	(18,469,000)	32,775,000	6,600,000
Minority interests	(2,978,000)	(5,190,000)	(6,361,000)
Benefit (Expense) from income taxes	(27,429,000)	2,979,000	(621,000)
Income from discontinued operations	33,654,000	8,689,000	10,980,000
Net income (loss) – GAAP basis	(87,113,000)	6,900,000	(3,335,000)
Taxable income
- from operations (Note 6)	1,145,000	31,821,000	27,669,000

- from gain (loss) on sales	9,883,000	93,936,000	161,414,000

Cash generated from operations (Notes 3 and 4)	213,741,000	169,813,000	213,578,000
Cash generated from sales	16,810,000	595,300,000	229,193,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(213,741,000)	(168,132,000)	—
- from sale of properties	—	—	(154,704,000)
- from return of capital (Note 7)	(4,602,000)	—	—

Cash generated (deficiency) after cash distributions	12,208,000	596,981,000	288,067,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	658,578,000	43,481,000	37,745,000
Proceeds from mortgage loans and other notes payable	1,922,508,000	400,000,000	2,215,000,000
Distributions to holders of minority interest, net of contributions	(13,213,000)	(33,418,000)	(5,935,000)
Stock issuance costs (refunds)	(59,430,000)	2,497,000	(1,185,000)
Acquisition of land, buildings and equipment	(118,213,000)	(108,559,000)	(159,669,000)
Acquisition of KSL in 2004 and Grande Lakes in 2005 and 2006	(1,426,309,000)	(15,000,000)	(735,613,000)
Investment in unconsolidated subsidiaries and acquisition of JV interests	(2,192,000)	—	(72,580,000)
Deposit on property and other investments	—	(1,725,000)	—
Distribution from unconsolidated entity related to sales proceeds	—	47,529,000	—
Sale of investment in equity securities	28,295,000	—	—
Decrease (Increase) in restricted cash	(37,778,000)	8,062,000	29,940,000
Proceeds of borrowing on line of credit	(24,073,000)	—	108,000,000
Payment on mortgage loans and line of credit	(802,812,000)	(903,980,000)	(1,617,154,000)
Proceeds (Payment) of other notes	(63,593,000)	—	4,892,000
Payment of loan costs	(43,979,000)	(8,004,000)	(15,516,000)
Payment of capital lease obligation	(1,823,000)	(772,000)	(805,000)
Proceeds (Payment) to sell (acquire) cash flow hedges	(4,899,000)	(3,020,000)	1,005,000
Increase in intangibles and other assets	(37,655,000)	(400,000)	—
Retirement of shares of common stock	(24,636,000)	(43,336,000)	(31,745,000)
Payment of due to related parties – operating expenses	—	—	(10,998,000)

Cash generated (deficiency) after cash distributions and special items	(39,016,000)	(19,664,000)	33,449,000

Past performance is not necessarily indicative of future performance.

	2004 (Notes 1 and 2)	2005 (Notes 1 and 2)	2006 (Notes 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (loss) (Note 8)
- from operations (Note 6)	—	10	9

- from recapture	—	—	—

Capital gain (loss)	3	31	53

Cash distributions to Investors
Source (on GAAP basis)
- from investment income	—	2	50
- from return of capital (Note 7)	74	53	—

Total distributions on GAAP basis (Note 8)	74	55	50

Source (on cash basis)
- from sales	—	—	50
- from operations	72	55	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	74	55	50

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.45%	5.50%	5.00%

Total cumulative cash distributions per $1,000 investment from inception (June 12, 1996)	494	549	599
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Hotels & Resorts, Inc. (the “Hotels & Resorts REIT”) offered securities for sale in five public offerings since 1997. Of the funds raised as of December 31, 2006, $161,811,790 were pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the Initial Offering, the 1999 Offering, the 2000 Offering, 2002 Offering and the 2003 Offering. All years presented have been rounded to thousands and reflect the reverse stock split which occurred on August 2, 2004.
Note 3:	Cash generated from operations includes cash received from hotel operations and dividend, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Hotels & Resorts REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on a GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL RETIREMENT PROPERTIES, INC.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
Gross revenue	$259,818,000	$381,074,000	$322,662,000
Profit (Loss) on sale of properties	—	—	(620,000)
Interest and other income	4,771,000	2,970,000	1,533,000
Equity in earnings of unconsolidated entity	178,000	227,000	328,000
Less: Operating expenses	(39,964,000)	(66,335,000)	(65,270,000)
Interest and loan cost amortization expense	(42,783,000)	(76,171,000)	(71,164,000)
Provision for doubtful accounts	(3,900,000)	(3,082,000)	(8,326,000)
Depreciation and amortization	(62,512,000)	(98,446,000)	(84,260,000)
Minority interests in income of consolidated subsidiaries	(93,000)	(706,000)	(414,000)
Income (Loss) from discontinued operations	2,403,000	(3,950,000)	(352,000)

Net income – GAAP basis	117,918,000	135,581,000	94,117,000

Taxable income
- from operations (Note 6)	56,155,000	81,871,000	48,922,000

- from gain on sales	—	—	1,298,080,000

Cash generated from operations (Notes 3 and 4)	139,573,000	188,309,000	153,175,000
Cash generated from sales	—	—	2,629,000
Cash generated from refinancing	—	—	—
Less: Cash distributions to investors
- from operating cash flow	(139,573,000)	(175,958,000)	(139,344,000)
- from cash flow from prior period	(4,842,000)	—	—
- from return of capital (Note 7)	(2,723,000)	—	—

Cash generated (deficiency) after cash distributions	(7,565,000)	12,351,000	16,460,000
Special items (not including sales of real estate and refinancing):
Subscriptions received from stockholders	880,268,000	215,397,000	103,183,000
Stock issuance costs	(89,039,000)	(17,254,000)	(9,688,000)
Acquisition of land, building and equipment on operating leases	(921,698,000)	(371,026,000)	(253,426,000)
Investment in direct financing leases	(50,230,000)	(278,000)	(300,000)
Investment in lease intangibles	(50,064,000)	(15,044,000)	(15,415,000)
DASCO acquisition	(204,441,000)	—	—
Investment in notes receivable	—	(16,000,000)	(24,500,000)
Contributions from minority interests	997,000	3,093,000	3,286,000
Distributions to minority interests	(45,000)	(459,000)	(871,000)
Payment of acquisition fees and costs	(73,124,000)	(20,575,000)	(7,439,000)
Payment of deferred leasing costs	(864,000)	(1,039,000)	(2,745,000)
Increase (Decrease) in restricted cash	(9,448,000)	6,082,000	(1,745,000)
Proceeds from borrowings on line of credit	—	115,000,000	141,000,000
Repayments of line of credit	—	(60,000,000)	—
Proceeds from borrowings on mortgages payable	315,045,000	305,485,000	136,520,000
Principal payments on mortgages payable	(28,964,000)	(66,219,000)	(31,727,000)
Proceeds from construction loans payable	73,618,000	63,367,000	26,032,000
Repayments of construction loans payable	—	(1,315,000)	(128,149,000)
Proceeds from term loan	60,000,000	—	—
Repayment of term loan	—	(60,000,000)	—
Proceeds from issuance of bonds payable	12,063,000	12,622,000	13,280,000
Retirement of bonds payable	(7,736,000)	(9,057,000)	(6,786,000)
Payment of loan costs	(10,149,000)	(11,707,000)	(1,954,000)
Refund of loan costs	—	—	2,774,000
Retirement of shares of common stock	(3,933,000)	(40,303,000)	(16,315,000)

Cash generated (deficiency) after cash distributions and special items	(115,309,000)	43,121,000	(58,525,000)

Past performance is not necessarily indicative of future performance.

	2004 (Note 5)	2005 (Note 2)	2006 (Note 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 5)
Federal income tax results:
Ordinary income (Note 8)
- from operations (Note 6)	27	33	18

- from recapture	—	—	—

Capital gain	—	—	481

Cash distributions to investors
Source (on GAAP basis)
- from investment income	56	55	53
- from return of capital (Note 7)	14	16	—

Total distributions on GAAP basis (Note 8)	70	71	53

Source (on cash basis)
- from operations (Note 3)	66	71	53
- from cash flow from prior period	2	—	—
- from return of capital (Note 7)	2	—	—

Total distributions on cash basis (Note 8)	70	71	53

Total cash distributions as a percentage of original $1,000 investment (Note 5)	7.1%	7.1%	5.3%

Total cumulative cash distributions per $1,000 investment from inception (December 22, 1997)	336	407	460

Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	CNL Retirement Properties, Inc. (the “Retirement Properties REIT”) offered securities for sale in five public offerings since 1998. Of the funds raised as of March 26, 2006, $125,358,803 was raised pursuant to its reinvestment plan.
Note 2:	The amounts shown represent the combined results of the initial offering, the 2000 offering, the 2002 offering, the 2003 offering and the 2004 offering. Information for 2006 represents partial year data through the date the company was acquired by HCP, Inc.
Note 3:	Cash generated from operations includes cash received from tenants, interest and other income, less cash paid for operating expenses.
Note 4:	Cash generated from operations per this table agrees to cash generated from operations per the statement of cash flows included in the consolidated financial statements of the Retirement Properties REIT.
Note 5:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 6:	Taxable income presented is before the dividends paid deduction.
Note 7:	Cash distributions presented above as a return of capital on a GAAP basis represent the amount of cash distributions in excess of accumulated net income on a GAAP basis. Accumulated net income includes deductions for depreciation and amortization expense and income from certain non-cash items. In addition, cash distributions presented as a return of capital on a cash basis represents the amount of cash distributions in excess of cash generated from operating cash flow and excess cash flows from prior periods. These amounts have not been treated as a return of capital for purposes of calculating the amount of stockholders’ invested capital.
Note 8:	Tax and distribution data and total distributions on GAAP basis were computed based on the weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

CNL LIFESTYLE PROPERTIES, INC.

	2008 (Note 1)	2009 (Note 1)	2010 (Note 1)
Gross revenue	$210,415,000	$253,271,000	$304,428,000
Profit on sale of properties	4,470,000	—	—
Gain on extinguishment of debt	—	—	15,261,000
Interest and other income	5,718,000	2,676,000	2,759,000
Equity in earnings of unconsolidated entities	3,020,000	5,630,000	10,978,000
Less: Operating expenses	(54,688,000)	(116,219,000)	(238,476,000)
Depreciation and amortization	(98,149,000)	(124,040,000)	(126,223,000)
Interest expense and loan cost amortization	(32,076,000)	(40,638,000)	(50,616,000)
Income (loss) from discontinued operations	(2,074,000)	—	—

Net income (loss) – GAAP basis	36,636,000	(19,320,000)	(81,889,000)

Taxable income (loss)
- from operations	(6,167,000)	(39,178,000)	(Note 5)

- from gain (loss) on sales	—	—	—

Cash generated from operations (Note 2)	118,782,000	62,400,000	79,776,000
Cash generated from sales	12,000,000	—	—
Less: Cash distributions to investors, net of reinvestments
- from operating cash flow	(67,561,000)	(62,400,000)	(79,776,000)
- from sales, refinancings and borrowings	—	—	—
- from cash flow from prior period	—	(21,435,000)	(11,079,000)

Cash generated (deficiency) after cash distributions	63,221,000	(21,435,000)	(11,079,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	(167,529,000)	(42,000,000)	(81,390,000)
Capital expenditures	(116,205,000)	(62,320,000)	(59,140,000)
Payment of contingent purchase consideration	—	—	(12,433,000)
Investments in unconsolidated entities	(1,394,000)	(16,229,000)	—
Distribution of loan proceeds from unconsolidated entities	—	—	—
Deposit on properties	—	(1,022,000)	(11,220,000)
Acquisition of remaining partnership interest	—	(2,382,000)	—
Acquisition fees and costs paid	(19,105,000)	(867,000)	(461,000)
Proceeds from disposal of assets	69,000	560,000	590,000
Repayment of mortgage loans receivable	—	18,388,000	38,614,000
Payment of additional carrying costs for mortgage loans receivable	(3,656,000)	(7,599,000)	—
Issuance of mortgage loans receivable	(68,584,000)	(28,881,000)	(14,897,000)
Return of short term investments	—	—	8,000,000
Changes in restricted cash	(4,789,000)	468,000	(6,238,000)
Subscriptions received from stockholders, net of reinvestments	326,198,000	222,685,000	333,346,000
Redemption of common stock	(33,730,000)	(76,958,000)	(40,396,000)
Effect of exchange rate fluctuation on cash	193,000	99,000	138,000
Proceeds from mortgage loans and other notes payable	159,403,000	37,855,000	12,202,000
Stock issuance costs	(37,910,000)	(26,940,000)	(36,574,000)
Principal payment on capital lease obligations	(42,000)	(4,852,000)	(4,284,000)
Principal payment on mortgage loans	(19,378,000)	(10,856,000)	(50,450,000)
Net borrowings (repayments) on line of credit	100,000,000	(517,000)	(41,483,000)
Payment of loan costs and deposits	(2,339,000)	(3,123,000)	(5,903,000)

Cash generated (deficiency) after cash distributions and special items	174,423,000	(25,926,000)	16,942,000

Past performance is not necessarily indicative of future performance.

	2008 (Note 1)	2009 (Note 1)	2010 (Note 1)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED (Note 4)
Federal income tax results:
Ordinary income (loss)
- from operations (Note 5)	(3)	(17)	(Note 5)

- from recapture	—	—	—

Capital gain (loss)	—	—	—

Cash distributions to investors
Source (on GAAP basis)
- from investment income	17	—	—
- from return of capital (Note 3)	44	65	62

Total distributions on GAAP basis (Note 6)	61	65	62

Source (on cash basis)
- from sales	—	—	—
- from refinancing and borrowings	—	31	28
- from operations (Note 2)	56	26	30
- from cash flow from prior period	5	8	4

Total distributions on cash basis (Note 6)	61	65	62

Total cash distributions as a percentage of original $1,000 investment (Note 4)	6.15%	6.58%	6.25%
Total cumulative cash distributions per $1,000 investment from inception (August 11, 2003)	254	319	381
Amount (in percentage terms) remaining invested in program properties at the end of each year presented (original total acquisition cost of properties retained, dividend by original total acquisition cost of all properties in program)	100%	100%	100%

FOOTNOTES:

Note 1:	The Lifestyle Properties REIT’s 1st Offering commenced on April 16, 2004 and was terminated on March 31, 2006. The 2nd Offering commenced on April 4, 2006 and closed on April 4, 2008. The 3rd Offering commenced on April 9, 2008, and as of December 31, 2010, was not fully subscribed. The Lifestyle Properties REIT will not commence another public offering following the completion of its current public offering on April 9, 2011. The offering price and other provisions of the 2nd and 3rd Offerings are substantially consistent with the 1st Offering.
Note 2:	Cash generated from operations includes rental income from operating leases and interest income on mortgages and other notes receivables less cash paid for operating expenses. The amounts shown agree to cash provided by operating activities per the statement of cash flows included in the consolidated financial statements of the Lifestyle Properties REIT.
Note 3:	Cash distributions presented above represents the amount of cash distributions in excess of cash generated from operating cash flow. Cash generated from operations includes net income on a GAAP basis less depreciation and amortization expenses, operating expenses and income from certain non-cash items.
Note 4:	Total cash distributions as a percentage of original $1,000 investment are calculated based on actual distributions declared for the period.
Note 5:	Taxable income (loss) presented is before the dividends paid deduction. Certain items such as taxable income (loss), ordinary income (loss) and capital gain (loss) are pending the completion of the tax return and, therefore, not available at this time.
Note 6:	Tax and distribution data and total distributions on a GAAP basis were computed based on the total actual distributions declared including amounts reinvested and weighted average shares outstanding during each period presented.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL GROWTH TRUST, INC.

2010 (Notes 1 and 2)
Gross revenue	$—
Profit on sale of properties	—
Interest and other income	—
Equity in earnings of unconsolidated entities	—
Less: Operating expenses	(1,403,000)
Depreciation and amortization	—
Interest expense and loan cost amortization	—
Income (loss) from discontinued operations	—

Net income (loss) – GAAP basis	(1,403,000)

Taxable income
- from operations	—

- from gain on sales	—

Cash generated from (used in) operations	(836,000)
Cash generated from sales	—
Cash generated from refinancing	—
Less: Cash distributions to investors
- from offering proceeds	—
- from sales, refinancings and borrowings	—
- from other	—

Cash generated (deficiency) after cash distributions	(836,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—
Capital expenditures	—
Investments in unconsolidated entities	—
Acquisition of partnership interest	—
Distribution of loan proceeds from unconsolidated entities	—
Deposit on properties	—
Acquisition fees and costs paid	—
Proceeds from disposal of assets	—
Repayment of mortgage loans receivable	—
Payment of additional carrying costs for mortgage loans receivable	—
Issuance of mortgage loans receivable	—
Short term investments	—
(Increase) decrease in restricted cash	—
Subscriptions received from stockholders	12,596,000
Redemption of common stock	—
Effect of exchange rate fluctuation on cash	—
Proceeds from mortgage loans and other notes payable	—
Stock issuance costs	(1,790,000)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Net borrowings (repayments) on line of credit	—
Payment of loan costs and deposits	—

Cash generated after cash distributions and special items	9,970,000

Past performance is not necessarily indicative of future performance.

2010 (Note 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal income tax results:
Ordinary income	—
- from operations	—

- from recapture	—

Capital gain	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—
- from return of capital	—

Total distributions on GAAP basis	—

Source (on cash basis)
- from sales	—
- from refinancings and borrowings	—
- from operations	—
- from other	—

Total distributions on cash basis	—

Total cash distributions as a percentage of original $1,000 investment	—
Total cumulative cash distributions per $1,000 investment from inception (December 12, 2008)	—
Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)	—

FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective October 9, 2009, Global Growth Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Growth Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Growth Trust, Inc. commenced October 20, 2009. As of December 31, 2010, Global Growth Trust, Inc. had received subscription proceeds of $12,595,865 (1,264,974 shares) from the offering. From the commencement of the offering through December 31, 2010, total selling commissions incurred were $847,768, marketing support fees incurred were $363,329, and other offering and organizational costs incurred were $650,599. Activities through April 23, 2010, were devoted to the organization of Global Growth Trust, Inc. as operations had not yet begun.
Note 2:	On June 24, 2010, Global Growth Trust, Inc.’s board of directors authorized a daily stock distribution commencing on July 1, 2010 and continuing thereafter until terminated or amended by the board of directors. For the six months ended December 31, 2010, Global Growth Trust, Inc. was obligated to distribute 33,416 shares of the company’s common stock. There have been no cash distributions.

Past performance is not necessarily indicative of future performance.

TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

GLOBAL INCOME TRUST, INC.

2010 (Notes 1 and 2)
Gross revenue	$—
Profit on sale of properties	—
Interest and other income	—
Equity in earnings of unconsolidated entities	—
Less: Operating expenses	(929,000)
Depreciation and amortization	—
Interest expense and loan cost amortization	—
Income (loss) from discontinued operations	—

Net income (loss) – GAAP basis	(929,000)

Taxable income
- from operations	—

- from gain on sales	—

Cash generated from (used in) operations	(63,000)
Cash generated from sales	—
Cash generated from refinancing	—
Less: Cash distributions to investors
- from offering proceeds	(43,000)
- from sales, refinancings and borrowings	—
- from other	—

Cash generated (deficiency) after cash distributions	(106,000)
Special items (not including sales of real estate and refinancing):
Acquisition of properties	—
Capital expenditures	—
Investments in unconsolidated entities	—
Acquisition of partnership interest	—
Distribution of loan proceeds from unconsolidated entities	—
Deposit on properties	—
Acquisition fees and costs paid	—
Proceeds from disposal of assets	—
Repayment of mortgage loans receivable	—
Payment of additional carrying costs for mortgage loans receivable	—
Issuance of mortgage loans receivable	—
Short term investments	—
(Increase) decrease in restricted cash	—
Subscriptions received from stockholders	8,106,000
Redemption of common stock	—
Effect of exchange rate fluctuation on cash	—
Proceeds from mortgage loans and other notes payable	—
Stock issuance costs	(1,068,000)
Principal payment on capital lease obligations	—
Principal payment on mortgage loans	—
Net borrowings (repayments) on line of credit	—
Payment of loan costs and deposits	—

Cash generated after cash distributions and special items	6,932,000

Past performance is not necessarily indicative of future performance.

2010 (Note 1 and 2)
TAX AND DISTRIBUTION DATA PER $1,000 INVESTED
Federal income tax results:
Ordinary income	—
- from operations	—

- from recapture	—

Capital gain	—

Cash distribution to investors
Source (on GAAP basis)
- from investment income	—
- from return of capital	15

Total distributions on GAAP basis (Note 2)	15

Source (on cash basis)
- from sales	—
- from refinancings and borrowings	—
- from operations	—
- from other	15

Total distributions on cash basis (Note 2)	15

Total cash distributions as a percentage of original $1,000 investment	6.50%
Total cumulative cash distributions per $1,000 investment from inception (March 4, 2009) (Note 2)	15

Amount (in percentage terms) remaining invested in program properties at the end of each year (period) presented (original total acquisition cost of properties retained, divided by original total acquisition cost of all properties in program)

N/A

FOOTNOTES:

Note 1:	Pursuant to a registration statement on Form S-11 under the Securities Act of 1933, as amended, effective April 23, 2010, Global Income Trust, Inc. registered for sale up to $1.5 billion in shares of common stock (150 million shares), of which initially 3,750,000 shares are being offered pursuant to Global Income Trust, Inc.’s distribution reinvestment plan. The offering of shares of Global Income Trust, Inc. commenced April 23, 2010. As of December 31, 2010, Global Income Trust, Inc. had received subscription proceeds of $8,127,583 (818,145 shares) from the offerings, including $21,936 (2,309 shares) through the distribution reinvestment plan. From the commencement of the offering through December 31, 2010, total selling commissions incurred were $522,587, marketing support fees incurred were $240,534, and other offering and organizational costs incurred were $418,584. Activities through October 6, 2010, were devoted to the organization of Global Income Trust, Inc. as operations had not yet begun.

Note 2:	The board of directors authorized a daily distribution of $0.0017808 per share of common stock which commenced on October 7, 2010. Distributions are calculated based on the number of days each stockholder has been a stockholder of record in that month. The daily distribution rate equates to an annualized distribution rate of 6.50%, using the offering price of $10.00 per share.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Restaurant Properties Inc.
(Note 2)

Dollar Amount Raised	$747,464,413
Number of Properties Purchased	1,366
Date of Closing of Offering	1/20/1999
Date of First Sale of Property	4/21/1997
Date of Final Sale of Property	2/24/2005
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	382
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	340
- Return of Capital	362
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	563
- Reserves	139
Receivable on Net Purchase Money Financing	—

FOOTNOTES:

Note 1:	Through December 31, 2004.
Note 2:	During the period January 1, 2005 through February 24, 2005, for every $1,000 investment, every investor of CNL Restaurant Properties, Inc. received common and preferred shares with an aggregate market value of $870.07 and received a pro rated final distribution of $12.66.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS (Note 1)

Program Name	CNL Income Fund I	CNL Income Fund II	CNL Income Fund III	CNL Income Fund IV	CNL Income Fund V	CNL Income Fund VI	CNL Income Fund VII	CNL Income Fund VIII	CNL Income Fund IX

Dollar amount raised	$15,000,000	$25,000,000	$25,000,000	$30,000,000	$25,000,000	$35,000,000	$30,000,000	$35,000,000	$35,000,000
Number of properties purchased, directly or indirectly	22 fast-food restaurants	50 fast-food restaurants	40 fast-food restaurants	47 fast-food or family-style restaurants	36 fast-food or family-style restaurants	67 fast-food or family-style restaurants	59 fast-food or family-style restaurants	55 fast-food or family-style restaurants	55 fast-food or family-style restaurants
Date of closing of offering	31-Dec-86	21-Aug-87	20-Apr-88	30-Dec-88	7-Jun-89	22-Jan-90	1-Aug-90	7-Mar-91	6-Sep-91
Date of first sale of property	12-Jun-92	21-Jul-93	10-Jan-97	27-Apr-94	25-Aug-95	24-May-94	19-May-92	31-Jul-95	12-Dec-96
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	132	63	(2)	21	23	39	11	19	(6)
From operations	1,004	1,186	1,037	1,011	903	1,109	1,116	1,165	957
Cash distributions to Investors
Source (on a GAAP basis)
-investment income	1,245	1,360	1,136	1,095	1,026	1,526	1,346	1,333	1,020
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	438	281	242	218	313	12	4	—	29
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,391	1,430	1,326	1,321	1,168	1,363	1,316	1,310	1,184
-other (Note 2):	26	44	31	14	20	2	—	—	—
-from sales of partnership interests (Note 3)	390	605	537	562	525	1,149	1,026	1,023	807
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Cash distributions to investors prior to sale of partnership interest	1,855	1,755	1,599	1,533	1,501	1,377	1,320	1,310	1,213
Cash received upon sale of partnership interest	322	500	443	464	433	897	847	845	666
Market value of preferred stock received upon sale of partnership interest	68	105	94	98	92	282	179	178	141

Past performance is not necessarily indicative of future performance.

Program Name	CNL Income Fund X	CNL Income Fund XI	CNL Income Fund XII	CNL Income Fund XIII	CNL Income Fund XIV	CNL Income Fund XV	CNL Income Fund XVI	CNL Income Fund XVII	CNL Income Fund XVIII

Dollar amount raised	$40,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$40,000,000	$45,000,000	$30,000,000	$35,000,000
Number of properties purchased, directly or indirectly	60 fast-food or family-style restaurants	50 fast-food or family-style restaurants	58 fast-food or family-style restaurants	54 fast-food or family-style restaurants	72 fast-food or family-style restaurants	63 fast-food or family-style restaurants	56 fast-food or family-style restaurants	39 fast-food, family-style or casual dining restaurants	30 fast-food, family-style or casual dining restaurants
Date of closing offer	18-Mar-92	28-Sep-92	15-Mar-93	26-Aug-93	22-Feb-94	1-Sep-94	12-Jun-95	19-Sep-96	6-Feb-98
Date of first sale of property	11-Aug-95	7-Nov-96	10-Apr-96	24-Apr-95	1-Mar-95	1-Mar-95	24-Apr-96	2-Dec-99	6-Dec-99
Date of final sale of property	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05	24-Feb-05
Tax and distribution data per $1,000 invested through February 24, 2005:
Federal income tax results
From gains (losses) on sale	14	53	41	21	36	14	(39)	(30)	(56)
From operations	946	956	871	814	765	744	641	514	423
Cash distributions to investors
Source (on a GAAP basis)
-investment income	1,041	1,108	1,045	937	971	845	761	660	489
-return of capital	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000	1,000
Source (on a cash basis)
-sales	22	—	—	—	5	—	23	49	79
-refinancing	—	—	—	—	—	—	—	—	—
-operations	1,145	1,098	1,020	965	899	844	759	637	483
-other (Note 2)	3	1	1	1	—	—	9	3	45
-from sales of partnership interests (Note 3)	871	1,009	1,024	971	1,067	1,001	970	971	882
Receivable on net purchase money financing	—	—	—	—	—	—	—	—	—
Tax and distribution data per $1,000:
Cash distributions to investors prior to sale of partnership interest	1,170	1,099	1,021	966	904	844	791	689	607
Cash received upon sale of partnership interest	720	833	846	802	881	827	801	719	729
Market value of preferred stock upon sale of partnership interest	151	176	178	169	186	174	169	252	153

FOOTNOTES:

Note 1:	On February 24, 2005, CNL Restaurant Properties, Inc. merged with and into U.S. Restaurant Properties, Inc. (USRP). The combined company changed USRP’s name to Trustreet Properties, Inc., and acquired the 18 CNL Income Funds. As a result, each of the CNL Income Funds and CNL Restaurant Properties, Inc. became closed programs.
Note 2:	Includes distributions on a cash basis from general partner loans, additional general partners contributions, and returns of capital (other than from the sale of the partnership interest).
Note 3:	Includes cash distributions and preferred stock distributions.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Hotels & Resorts, Inc.
(Note 2)

Dollar Amount Raised	$3,066,534,832
Number of Properties Purchased, Directly or Indirectly	137
Date of Closing of Offering	03/12/2004
Date of First Sale of Property	07/10/2003
Date of Final Sale of Property	04/12/2007
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	197
- from recapture	—
Capital Gain (loss)	87
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	194
- Capital Gain	50
- Return of Capital	355
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	586
- Cash flow from prior period	—
- Return of Capital	13
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through December 31, 2006.
Note 2:	On April 12, 2007, CNL Hotel & Resorts, Inc. merged with and into a wholly owned subsidiary of MS Resort Holdings, LLC at which time, for every $1,000 investment, every investor of CNL Hotels & Resorts, Inc. received total cash of $1,025.

Past performance is not necessarily indicative of future performance.

TABLE IV

RESULTS OF COMPLETED PROGRAMS

Program Name	CNL Retirement Properties, Inc.
(Note 2)

Dollar Amount Raised	$2,701,312,000
Number of Properties Purchased, Directly or Indirectly	280
Date of Closing of Offering	03/26/2006
Date of First Sale of Property	03/09/2006
Date of Final Sale of Property	10/05/2006
Tax and Distribution Data per $1000 investment (Note 1)
Federal Income Tax Results:
Ordinary Income (loss)
- from operations	301
- from recapture	—
Capital Gain (loss)	—
Deferred Gain
Capital	—
Ordinary	—
Cash Distributions to Investors
Source (on GAAP basis)
- Investment Income	330
- Return of Capital	130
Source (on cash basis)
- Sales	—
- Refinancing	—
- Operations	456
- Cash flow from prior period	2
- Return of Capital	2
Receivable on Net Purchase Money Financing	—

FOOTNOTES

Note 1:	Through September 30, 2006.
Note 2:	On October 5, 2006, CNL Retirement Properties, Inc. merged with and into a wholly owned subsidiary of HCP, Inc. at which time, for every $1,000 investment, every investor of CNL Retirement Properties, Inc. received a cash payment of $1,112.93 and 8.65 shares of HCP common stock.

Past performance is not necessarily indicative of future performance.

TABLE V

SALES OR DISPOSALS OF PROPERTIES

			Selling Price, Net of Closing Costs and GAAP Adjustments						Cost of Properties Including Closing and Soft Costs
Property	Date Acquired	Date of Sale	Cash received net of closing costs	Mortgage balance at time of sale	Purchase money mortgage taken back by program		Adjustments resulting from application of GAAP	Total	Original mortgage financing	Total acquisition cost, capital improvements closing and soft costs	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (Note 1)

CNL Lifestyle Properties, Inc.:
Talega Golf Club – San Clemente, CA	10/16/2006	12/12/2008	3,200,000	8,800,000	10,000,000	(2)	—	22,000,000	—	18,515,000	18,515,000	2,461,000

FOOTNOTES:

(1)	Amounts in this table do not include costs incurred in the administration of the partnership or company, as applicable, not related to the operation of properties.
(2)	Interest is payable monthly at 9%. The mortgage note balance is payable in full in December of 2009 unless the purchaser elects to exercise an option to extend the maturity date by two one-year periods in exchange for the payment of a 1% extension fee.

Past performance is not necessarily indicative of future performance.